UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
Service Corporation International
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2024: Delivering
Shareholder Value

OPERATIONAL HIGHLIGHTS
Revenue (in millions)
Gross Profit %
Preneed Sales Production (in millions)
INVESTED CAPITAL AND LIQUIDITY
Growth Investments (in millions)
Value Returned to Shareholders (in millions)
Total Liquidity (in millions)
(1)Growth capital includes growth capital expenditures/construction of new facilities and real estate acquisitions
TOTAL SHAREHOLDER RETURN (TSR) COMPARED TO S&P 500(2)

SCI	S&P 500

10-Year Total Shareholder Return +316% 2014-2024

(2)As of December 31, 2024 and includes the reinvestment of dividends | Source: S&P Capital IQ
PERFORMANCE MEASURES
Earnings Per Share (EPS)
Operating Cash Flow (OPCF) (in millions)
GAAP - Generally Accepted Accounting Principles in the United States
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A in this Proxy Statement for disclosures and reconciliations to the appropriate GAAP measure.

2025 Proxy Statement	1

Letter to Shareholders from CEO and Lead Director

Dear Shareholders,
As we approach the 2025 Annual Meeting, we would like to highlight the work of our Board and share with you some of our achievements in 2024. We continued to focus on succession planning, implement key initiatives, and execute our long-term strategy to drive revenue growth, leverage scale, and allocate capital for the best returns possible. This approach enabled us to deliver solid financial performance and continue to uphold our steadfast commitment to building long-term shareholder value in 2024.
Financial Performance
Last year, we executed our strategic priorities, delivering a strong financial performance. We reported adjusted earnings per share of $3.53, reflecting an impressive 13% compounded annual growth rate since 2019, despite a high-interest-rate environment, inflation, and supply chain challenges.
In July 2024, we entered into a new preneed insurance marketing agreement. This new ten-year agreement provides higher average general agency commission rates, enhanced service levels to SCI, and an improved customer experience. We expect to continue to realize the benefit of the new agreement in the first half of 2025 with a strong foundation into the future. Our blended trust and insurance preneed sales approach balances the consistent cash flow of insurance with the potential for higher returns from our trusted merchandise and service backlog. This blended strategy also helps us grow our preneed funeral backlog in a cash flow neutral manner, as general agency commissions offset selling costs for both preneed trust and insurance sales. Additionally, our $16 billion preneed backlog ensures a stable, predictable revenue stream for years to come.
Our strong adjusted operating cash flow of $977 million in 2024 allowed us to allocate capital opportunistically to grow our business and enhance shareholder value. In 2024, we invested $181 million in acquiring 26 funeral service locations and 6 cemeteries, which included 3 combination locations. We also allocated over $100 million of growth capital towards the purchase of real estate, new construction, and expansion of existing funeral homes and cemeteries. We remained committed to delivering value to shareholders, returning $428 million through dividends and strategic share repurchases. Our disciplined financial approach has resulted in a 316% total shareholder return over the past decade, far outpacing the S&P 500 and other market indices.
Leadership and Board Succession Planning
Our Board remains dedicated to leadership and Board succession. In 2024, Sumner J. Waring, III, was named President, Eric D. Tanzberger was promoted to Executive Vice President and Chief Financial Officer, and John Faulk assumed the role of Senior Vice President and Chief Operating Officer. The Board believes these senior management changes will position the Company to drive initiatives to better serve our client families and further develop SCI’s most senior leaders.
We also announced a significant change to our Board of Directors. After 38 years of dedicated service, Blair Waltrip has decided that he will no longer stand for reelection as a member of the Board. As a member of the Company’s founding family and a former employee, Mr. Waltrip has brought rare, invaluable industry insight to our Board. We deeply appreciate his contributions to SCI and our shareholders during his tenure.
We are pleased to nominate Thad Hill for election at the 2025 Annual Meeting. These changes will provide the Board with new, fresh perspectives while continuing to maintain a mix of tenured members to preserve access to unique industry knowledge.
Client Family Experience
As the largest provider of funeral and cemetery services in North America, we leverage our scale to enhance efficiency, reduce costs, and create a seamless customer experience. Our digital investments make it easier for families to preplan with confidence while streamlining operations for our associates.
We are incredibly proud of our team of 25,000 associates, whose dedication and compassion to the communities we serve define SCI’s success. Their unwavering commitment to serving families sets us apart. We continue to lead the industry with innovative memorial services and digital offerings that provide personalized experiences at competitive rates and allow families to celebrate their loved ones with greater ease and flexibility.
Conclusion
As a business committed to honoring lives and uplifting communities, we will continue prioritizing our client families, supporting our associates, and upholding strong governance and financial discipline. With a focus on responsible growth and long-term value creation, we remain confident in our ability to drive sustained success. Thank you for your continued trust and investment in SCI. We look forward to building on our momentum and delivering even greater value in the years ahead.

"Our disciplined financial approach has resulted in total shareholder returns of 316% over the past decade, significantly outpacing the S&P 500 and other market indices."

2	Service Corporation International

Message From Our Board of Directors

We invite you, our shareholders, to the Service Corporation International 2025 Annual Shareholder Meeting on Tuesday, May 6, 2025 at 9:00 a.m. Central Time, at the Company's Headquarters in Houston, TX. This Annual Meeting will be an important one. After 38 years of dedicated service, W. Blair Waltrip has decided that he will not stand for reelection as a member of the Board. We will be presenting a new Director nominee, Thad Hill, for shareholder consideration.
Shareholders and other interested parties may communicate with any of the independent Directors, including Committee Chairs and the Lead Independent Director, by using the following address:
Service Corporation International
Lead Independent Director c/o Office of Corporate Secretary
1929 Allen Parkway
Houston, TX 77019
Email: leaddirector@sci-us.com
Thank you for the trust you place in us and for your continued investment in Service Corporation International.
Sincerely,

Marcus A. Watts Lead Independent Director	Thomas L. Ryan Chairman and CEO	Alan R. Buckwalter, III	Anthony L. Coelho

Jakki L. Haussler	Victor L. Lund	Ellen Ochoa	C. Park Shaper

Sara Martinez Tucker	W. Blair Waltrip

2025 Proxy Statement	3

2025 Annual Meeting of Shareholders

Voting Matters

Election of 10 Directors

FOR each director nominee	Page 15

Ratify the Selection of Pricewaterhouse Coopers LLP, Our Independent Registered Public Accounting Firm

FOR	Page 32

"Say-on-Pay" Advisory Vote to Approve Named Executive Officer Compensation

FOR	Page 34

DATE AND TIME Tuesday, May 6, 2025 at 9:00 a.m. Central Time PLACE Service Corporation International Conference Center, Heritage I & II 1929 Allen Parkway Houston, Texas 77019 RECORD DATE March 11, 2025

How to Vote

BY INTERNET Vote your shares at www.proxyvote.com.	BY TELEPHONE Call toll-free number 1-800-690-6903.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.	IN PERSON To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.

Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL SHAREHOLDERS MEETING TO BE HELD MAY 6, 2025:
There is an annual meeting website which provides easy access to our annual meeting materials. On the annual meeting website, you can find an overview of the items for voting, our Proxy Statement and annual report for viewing online or for downloading, and a link to vote your shares. This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are first mailed to shareholders beginning on or about March 27, 2025 and are available on the annual meeting website at: www.sciannualmeeting.com.

4	Service Corporation International

2025 Proxy Statement	5

Proxy Statement Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire Proxy Statement carefully before voting.

Election of Directors

After 38 years of dedicated service, W. Blair Waltrip has decided not to stand for reelection as a member of the Board. We are presenting a new Director nominee, Thad Hill, for consideration by the shareholders at the Annual Shareholder Meeting. The Board of Directors recommends that Shareholders vote “FOR” each of the following nominees:

Director Nominees

Name Occupation	Independent	Director Since	Age	Other Public Boards(1)	Board Committee Composition
Alan R. Buckwalter Former Chairman and CEO, Chase Bank of Texas	YES	2003	78	None
Anthony L. Coelho Former Majority Whip of the U. S. House of Representatives Independent business and political consultant	YES	1991	82	3
Jakki L. Haussler Founder and Chairwoman of the Board and former CEO, Opus Capital Management	YES	2018	67	3
Thad Hill Executive Chairman of the Board, Calpine	YES	NEW	57	1
Victor L. Lund Former CEO and Executive Chairman of the Board, Teradata Corporation	YES	2000	77	None
Ellen Ochoa Former Director, NASA Johnson Space Center Independent Director and Speaker	YES	2015	66	1
Thomas L. Ryan Chairman and CEO, Service Corporation International	NO	2004	59	None
C. Park Shaper CEO of Seis Holdings LLC, a private investment holding company	YES	2022	56	2
Sara Martinez Tucker Former CEO, National Math + Science Initiative, a non-profit organization to improve student performance in STEM subjects	YES	2018	69	1
Marcus A. Watts, Lead Independent Director President, The Friedkin Group, which includes various branded automotive, hospitality, and entertainment companies	YES	2012	66	1

Audit Committee	Executive Committee	Nominating & Corporate Governance Committee
Compensation Committee	Investment Committee	Member	Chair
(1)See Director profiles beginning on page 15, which include other public boards for each Director.

6	Service Corporation International

Proxy Statement Summary
Director Snapshot
With the nomination of a new Director in 2025, we will have added four new Directors since 2018, reducing our Board's average age and tenure by two and ten years, respectively. We added C. Park Shaper as a Director in 2022 and nominate Thad Hill as a new Director at this year’s annual meeting. In 2023, we appointed a new Lead Director and replaced the Chairs of the Audit Committee and Investment Committee.
DIRECTOR AGE

3 - 50 to 60 years
4 - 61 to 70 years
3 - 71 and over
DIRECTOR TENURE

2 - 0 to 5 years
3 - 6 to 10 years
5 - 10 years or more
GENDER

3 - Female
7 - Male
ETHNICITY

3 - Minority
7 - Non-Minority

Director Independence	Director Nominees Exhibit	Highly Engaged and Active Board

•9 out of 10 Directors are independent
•9 out of 10 Directors are non-management
•Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors
•In 2023, Marcus Watts was named to serve as the Lead Independent Director (see page 25 for list of key duties and responsibilities of Lead Independent Director)

•Personal qualities such as self-awareness, respect, integrity, independence, and capacity to function effectively in challenging environments
•Experience in various executive/senior leadership roles and proven records of success
•Corporate governance knowledge and practices
•Objectivity and sound judgment

•Actively involved with overseeing Company's execution of its strategy and risk management
•97% combined meeting attendance record for Board and Board committee meetings in 2024
•6 Board meetings in 2024
•20 committee meetings in 2024

Our Director nominees possess a diverse mix of backgrounds, experience, and expertise (see page 21 for further information on the skills below):

FINANCIAL	MARKETING/BRAND MANAGEMENT	GOVERNMENT/ REGULATORY

REAL ESTATE/BUSINESS DEVELOPMENT/M&A	HUMAN CAPITAL MANAGEMENT	RISK MANAGEMENT

INVESTMENTS/FINANCIAL SERVICES	TECHNOLOGY OR E-COMMERCE	INDUSTRY

2025 Proxy Statement	7

Proxy Statement Summary
Corporate Governance Highlights
Shareholder and Proxy Advisor Outreach
We have a long-established tradition of actively engaging with our shareholders through a robust outreach program. The Board and management prioritize open communication, valuing shareholder perspectives as an integral part of our corporate governance. We believe keeping an open line of communication has led to ongoing enhancements in our governance practices and disclosures. Throughout the year, we actively seek opportunities to connect with investors, exchanging valuable insights. Additionally, we conduct a formal outreach process with our top shareholders ahead of our annual meeting to gather feedback on corporate governance, executive compensation, environmental and social initiatives, long-term business strategy, and industry-specific concerns. When appropriate, certain directors also participate in direct shareholder discussions. Insights from these engagements are shared with the Board and management to inform decision-making and strategic direction.

In early 2024, we engaged with shareholders representing approximately 60% of the Company’s common stock prior to our Annual Shareholder Meeting. We have made several governance changes over the years, taking into account the feedback and discussions we have with our investors, including adopting proxy access bylaw provisions in 2023 (see page 31 for further information). Through our ongoing shareholder outreach efforts, we gain opportunities to communicate how our decisions align with our strategic goals.
Investors continued to indicate support for our overall executive compensation program and viewed it as well-structured and aligned with performance. In 2024, we updated the Corporate Governance Guidelines and Audit Committee Charter to reflect a new provision limiting director service on public company boards and public company audit committees. Other topics discussed in meetings with our investors included Board independence and succession planning.

We engaged in 2024 with shareholders representing approximately 60% of the Company's common stock as part of our Proxy Outreach

Investor sentiment is very positive with respect to our enhanced environmental, social, and governance (ESG) disclosures included in our Sustainability Report that is published annually. Overall, shareholders are supportive of our focus on our employees and communities we serve and are also appreciative of our enhanced disclosures and metrics.
Please see our 2024 Sustainability Report published in March 2025, which is available on our website at https://investors.sci-corp.com.(1)
(1)These reports, policies and disclosures, as well as those discussed elsewhere in this Proxy Statement, are not part of this Proxy Statement, are not "soliciting material," are not deemed filed with the SEC, and are not to be incorporated by reference into any of our filings with the SEC, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein, unless specifically identified in such filing as being incorporated by reference in such filing. Furthermore, references to our website URLs are intended to be inactive textual references only.
Board Leadership Refreshment
As we continue to listen and respond to investors, we understand the importance of fresh leadership perspectives within our Board of Directors. In 2023, Marcus Watts was named as our new Lead Independent Director and Jakki Haussler and Sara Martinez Tucker were named as Chairs of the Investment and Audit Committees, respectively. With these new leadership changes, three of our four Board committees are chaired by women that possess seven to ten years of tenure with SCI. This affords the Board diverse perspectives at the leadership level combined with the highly valued experience and tenure throughout the various committees.

8	Service Corporation International

Proxy Statement Summary
Adoption of Best Practices and Board Composition Changes
We have a strong track record of considering shareholder feedback and staying aligned with corporate governance best practices. The timeline below highlights key enhancements with respect to Board structure, shareholder rights, and executive compensation. We also remain dedicated to continually evaluating Board composition and committed to refining our disclosures to enhance transparency and accountability.

Best Practices	Board Composition

•Enhanced our disclosures around Environmental, Social, and Governance (ESG)
•The Board made changes to the Company's Bylaws to permit the Chair of the Nominating and Corporate Governance Committee of the Board to preside over the Board meetings in the absence of the Board Chair and the Lead Director
•After 36 years of outstanding service on the Board of Directors, John Mecom decided to not seek another term as a Board member

•Updated the charter of the Nominating and Corporate Governance Committee of the Board reflecting its ESG oversight responsibilities
•Strengthened the non-financial modifier, or ESG metric, for the Annual Performance Based incentive plan by increasing the online customer satisfaction rating threshold to 4.25
•Modified ROE threshold for the Performance Unit Plan

•After 32 years of faithful service, Cliff Morris decided to not seek another term as a Board member in 2021
•Ellen Ochoa was nominated as the Compensation Committee Chair in 2021. Alan Buckwalter transitioned off of the Compensation Committee in 2022

•Published our first Sustainability report outlining our ESG initiatives and programs, which is available on our website: https://investors.sci-corp.com/
•Removed automatic single-trigger vesting upon change in control effective for equity awards granted in 2022
•C. Park Shaper was nominated and elected to the Board in 2022

•Adopted bylaw changes that provide shareholders proxy access rights (see page 37 for more information)
•Adopted a new claw-back policy in 2023 (see page 46 for details)
•Revised our existing insider trading policy (see page 46 for details)

•Sara Martinez Tucker and Jakki L. Haussler were named as Audit Committee and Investment Committee Chair, respectively, in 2023
•Marcus A. Watts was named to serve as the Lead Independent Director in 2023

•Updated the Corporate Governance Guidelines and Audit Committee Charter to reflect a new provision limiting director service on public company boards and public company audit committees	•After 38 years of dedicated service, W. Blair Waltrip decided not to stand for reelection as a Board member in 2025 •We are pleased to present Director Nominee, Thad Hill

Our best practices include:

•Majority voting standard in Director elections
•Annual Board and Committee evaluation process
•Board orientation and education program
•No shareholder rights plan or “poison pill”
•No single trigger vesting upon change in control
•Shareholders' (10%) ability to call special meetings
•Anti-hedging and anti-pledging policies applicable to all Directors and Officers •Stock ownership and retention guidelines for Directors and Officers •Limit director service on public company boards

2025 Proxy Statement	9

Proxy Statement Summary
Environmental, Social, and Governance (ESG) Overview
The oversight of environmental and social matters, and the governance of these topics, is the responsibility of our Nominating and Corporate Governance Committee (NCGC). Since 2020, the NCGC reviewed matters presented by our ESG Steering Committee, which is a cross-functional committee of Company management, and addressed other related risks through various committee meetings. See page 30 for more details about the Board's oversight of ESG in our Corporate Governance section in this Proxy Statement. For more information on our ESG initiatives and programs, please refer to our Sustainability Report, which is available on our website at https://investors.sci-corp.com.
Our Social Matters
The approximately 25,000 associates we employ and the approximate 700,000 families we serve guide our purpose and core values, making our Company’s social impact our primary focus. Our associates' compassion, positive outlook, and enthusiasm heighten the level of care for the families we serve and propel our Company’s continued success. We strive for a workplace where ideas are welcomed, efforts are recognized, suggestions are put into practice, and innovative programs are deployed.
Since 2017, we have been certified by Great Place to Work®, a global authority on high-trust, high-performance workplace cultures. We continuously focus on improving associate satisfaction and developing innovative programs.

93%	91%	90%	88%

of associates say they are treated fairly regardless of their sexual orientation.	of associates say they are treated fairly regardless of their race.	of associates feel a sense of pride at what we accomplish.	of associates feel their work has special meaning and this is not "just a job."
At SCI, we also believe in supporting causes that enhance and promote the well-being of the communities where we do business. Through strategic partnerships with multiple organizations, we make a difference in the communities where our associates and client families live, work, and play.
We believe in the power of inclusion, and we respect our fellow associates’ work, ideas, perspectives, and backgrounds. Through programs such as our inclusive leadership training and Associate Resource Communities (ARCs), colleagues with similar interests connect with others to foster inclusion and opportunity.
Our Corporate Governance Highlights

4 NEW DIRECTORS	3 OF OUR COMMITTEE CHAIRS	9 OUT OF 10 DIRECTORS	9 OUT OF 10 DIRECTORS
have been added since 2018, which has decreased our Board's tenure by ten years	are ethnically diverse women	are independent	are non-management

Our Cybersecurity Risk Management and Strategy
We have invested in building and maintaining a cybersecurity infrastructure to protect our information systems and secure our data from cyberattacks. This information security program features risk management strategies, security awareness training, security operations, incident response, security governance, third-party risk management, IT security risk management, security architecture, and vulnerability management. As part of our broader enterprise risk management system, cybersecurity risk is strategically reviewed, monitored, and managed alongside other enterprise risks on a regular basis.
Certain members of the Board of Directors have experience conducting oversight of cybersecurity risk management across different industries, including technology and finance. For more information on Board cybersecurity experience and risk oversight responsibilities, please see page 21 and page 30.

10	Service Corporation International

Proxy Statement Summary
Our Environmental Initiatives
We believe in the responsible use of natural resources to reduce adverse impacts on the communities in which we live and operate. We continue to look for opportunities to reduce our environmental impact.
As North America’s leading provider of funeral, cremation, and cemetery services, we are making efforts to understand our impact and approach to environmental matters. To support our sustainability journey, we have piloted initiatives that begin to measure factors that impact the environment including carbon emission outputs and energy consumption metrics. Our environmental stewardship continues to include assessing our water usage, exploring environmentally innovative technology, recycling of waste materials, providing eco-friendly alternatives for families and protecting our 35,800 acres of green space. We support these efforts by collaborating with suppliers to align with our code of conduct and enhance our supply chain practices and policies.
To understand our use of natural resources and its potential impact on the environment, we have enabled methods to monitor and report on these resources. To accurately track and measure our energy usage, we implemented a utility usage reporting solution in 2023 to capture consumption across our almost 2,000 funeral homes, cemeteries and crematory locations. This new system helps us to understand our energy consumption and focus on our natural gas and electricity use.
New reporting methods support our efforts to capture the data needed to monitor our carbon emissions footprint as well as purchased grid electricity for the applicable data coverage areas. Along with this, SCI has been converting energy contracts to renewable sources since 2019 and 18% of our electricity usage is from renewable sources. With these new metrics, we are able to capture the percentage of renewable energy being consumed by our locations.
Water is an important natural resource that we are dedicated to tracking at our funeral homes and cemeteries. We have developed methods to understand and report on our water usage from metered utilities and freshwater sources. We also monitor how much is recycled for irrigation purposes. As we get a better understanding of the climate, we have initiated water reduction pilots through implementation of new irrigation systems at select cemeteries with advanced water monitors and controls that create more efficient water usage.
We have included our greenhouse gas, electricity and water consumption metrics in our 2024 Sustainability Report, which is available on our website at https://investors.sci-corp.com.
We are currently exploring environmental opportunities regarding natural resource conservation, greenhouse gas emissions and energy efficiency technologies through the following initiatives:

•Piloting enhanced irrigation methods at select cemeteries.
•Introducing alternative, sustainable end of life options of human composting and water cremation at select locations.
•Continuous protective maintenance of 35,800 acres of green space.

•Exploring solar panel opportunities at additional locations.
•Continued conversion of electricity contracts to renewable sources since 2019.
•Recycling waste byproduct to aid in conserving natural resources and preventing unnecessary emissions.

For more information on our ESG initiatives and programs, please refer to our 2024 Sustainability Report, which is available on our website at https://investors.sci-corp.com.

2025 Proxy Statement	11

Proxy Statement Summary

The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company.

Auditor Selection
Why we believe you should vote "FOR" PwC as our independent auditors:

PwC engagement:
•PwC has extensive knowledge of our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm.
•PwC maintains independence and objectivity through 5-year audit partner engagement rotations, strong internal control procedures, and regulatory oversight from PCAOB and SEC in addition to industry peer-reviewed audits. In line with this commitment, we implemented a new partner rotation in 2025.
•Our Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management.
•Our Audit Committee reviews SCI's engagement letter and approves PwC's annual audit and non-audit fees.
•Approximately 96% of the fees incurred are audit-related.

YEAR-OVER-YEAR COMPARISON OF OUR AUDIT TO NON-AUDIT FEES

$7.2M (96%)
$0.3M (4%)

$7.5M 2024

$7.2M (96%)
$0.3M (4%)

$7.5M 2023

Audit and Related Fees	Other Fees

For more information in regard to the audit and non-audit fees, please see section titled “Audit Fees and All Other Fees” under Audit Committee Matters on page 33.

12	Service Corporation International

Proxy Statement Summary

The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

2024 Named Executive Officers' Compensation
Over the past several years, the Compensation Committee in conjunction with management has worked to improve the alignment of our compensation programs with the interests of our shareholders. In 2024, almost 82% of our CEO’s compensation and over 67% of the compensation of our other Named Executive Officers' (NEOs) was performance-based or stock-based compensation.

Component	Description	Highlights and Recent Changes

Annual Base Salary	•Fixed cash •Established based on a competitive range of benchmark pay levels

Annual Performance-Based Incentive Compensation
•Performance-Based cash
•Tied to the attainment of performance measures:
•Normalized EPS
•Normalized Free Cash Flow per Share
•Comparable Preneed Production
•Established based on a competitive range of benchmark pay levels
•72% payout percentage for 2024 performance •2020 plan introduced an customer centric metric, which is tied to Google star (customer satisfaction) ratings

Long-Term Incentive Compensation	(1/3) Stock Options •Vest at a rate of 1/3 per year

(1/3) Restricted Stock: •Vest at a rate of 1/3 per year

(1/3) Performance-Based Units (“PUP”):
•Tied to measurement of three-year total shareholder return (“TSR”) relative to the S&P MidCap 400® index and is governed by a normalized return on equity (ROE) benchmark floor tied also to the S&P MidCap 400® index
•125% TSR performance settlement factor for 2022-2024 performance cycle •Units are denominated in shares instead of dollars

	•Long-term incentive compensation is established based on a competitive range of benchmark pay levels	•Removed automatic single-trigger vesting upon change in control effective for equity awards granted in 2022

Other Compensation	Retirement Plans: •Executive Deferred Compensation Plan •401(k) Plan

Perquisites and Personal Benefits: •Reasonable benefits provided

% OF 2024 COMPENSATION FOR CEO AND OTHER NEOs
CEO

Annual Base Salary
Annual Performance-Based Incentive Compensation
Long-Term Incentive Compensation
Other Compensation

OTHER NEO

2025 Proxy Statement	13

Proxy Statement Summary
Pay for Performance Alignment
A significant portion of the compensation of our NEOs is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. Below is a graph aligning CEO pay and performance, using the five-year total shareholder return. The Company realized total shareholder return (TSR) of 88% over the last five fiscal years.

Other Compensation
Long-Term Incentive Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
—	SCI TSR
--	S&P 500 TSR

14	Service Corporation International

Corporate Governance at Service Corporation International

Election of Directors

The Board of Directors recommends that Shareholders vote “FOR” each of the following nominees:

Set forth below are profiles for each of the ten candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors, for election by shareholders, at this year’s Annual Meeting for a one-year term expiring at the 2026 annual meeting. Directors are elected by a majority of votes cast at the meeting. This year, after 38 years of dedicated service, W. Blair Waltrip has decided not to stand for reelection as a member of the Board and we are presenting a new Director nominee, Thad Hill.
Director Nominees

Alan R. Buckwalter, 78 Director Since: 2003	INDEPENDENT	Anthony L. Coelho, 82 Director Since: 1991	INDEPENDENT

Committees: Investment Occupation: Former Chairman and CEO, Chase Bank of Texas	Education: Fairleigh Dickinson University Skills & Qualifications:	Committees: Compensation, Executive, Nominating and Corporate Governance Occupation: Former Majority Whip of the U.S. House of Representatives, Independent business and political consultant	Education: Loyola University Los Angeles Skills & Qualifications:

DIRECTOR SUMMARY
Alan Buckwalter’s extensive corporate finance and banking experience provides the Board with valuable financial and investment management insights. He is a strong resource for relevant strategy and risk management gained from his many years in senior executive roles. His tenure on the Board has allowed him to develop a robust understanding of our unique industry. Furthermore, he possesses significant corporate governance knowledge developed by past service on the boards of other publicly traded companies.

DIRECTOR SUMMARY
Tony Coelho’s successful role as President and CEO of a multi-billion financial services company provides the Board with financial, investing, and senior leadership expertise. His experience on the Board has allowed him to develop a robust understanding of our unique industry. His political experience and expertise provide unique insights into government, public policy matters, and regulatory issues. Additionally, he has significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

PRIOR BUSINESS EXPERIENCE
•Chairman and CEO, Chase Bank of Texas (1998-2003)
•President of Texas Commerce Bank (1990-1998)
•Held various positions at Chemical Bank in corporate division (1970-1990)
OTHER POSITIONS
•Board Member, Texas Medical Center
•Chairman Emeritus and Board Member, Central Houston, Inc.

PAST PUBLIC COMPANY BOARDS
•Freeport-McMoRan, Inc. (2013-2015)
•Plains Exploration and Production (2003-2013); subsequently acquired by Freeport-McMoRan Inc.
FORMER POSITIONS
•Former Board of Directors, Federal Reserve Bank of Dallas (Houston Branch)

PRIOR POLITICAL EXPERIENCE
•Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
•General Chairman of Al Gore’s Presidential campaign (1999-2000)
•Majority Whip (1987-1989)
•Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act
PRIOR BUSINESS EXPERIENCE
•President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)

CURRENT PUBLIC COMPANY BOARDS
•Board Chairman, Esquire Financial Holdings, Inc.
•EVO Transportation & Energy Services, Inc.
PAST PUBLIC COMPANY BOARDS
•Chairman, Cyberonics
•Chairman, Circus Circus Enterprises (now MGM Mirage)
•Chairman, ICF Kaiser International, Inc.
•AudioEye, Inc.
•Warren Resources, Inc.
FORMER POSITIONS
•Former Chairman of the Epilepsy Foundation

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2025 Proxy Statement	15

Corporate Governance at Service Corporation International

Jakki L. Haussler, 67 Director Since: 2018	INDEPENDENT	Thad Hill, 57 Director Since: New	INDEPENDENT

Committees:
Audit, Investment (Chair)
Occupation:
Founder and Chairwoman of the Board, Opus Capital Management (since 1996), an independent registered investment advisor, providing investment solutions to institutions and high-net worth individuals
Education: University of Cincinnati Salmon P. Chase College of Law, Northern Kentucky University Skills & Qualifications:		Committees: Audit, Investment Occupation: Executive Chairman of the Board, Calpine (2024-present)	Education: Vanderbilt University MBA, Amos Tuck School, Dartmouth College Skills & Qualifications:

DIRECTOR SUMMARY
Jakki Haussler has expertise in finance, portfolio management, and senior leadership experience as founder and Chairwoman of Opus Capital Management. Her expertise and experience provides background in investments and equity funds. Her experience as Partner in Adena Ventures provides insight into business development and M&A activity. Her other board positions have given her exposure to different industries and varying approaches to governance and issue resolution.

DIRECTOR SUMMARY
Thad Hill's extensive leadership experience, including his role as Executive Chairman and former CEO of Calpine, provides the Board with an expertise in energy markets and operational management. His tenure in executive roles in the power industry has provided him with expertise in strategic growth and business development. His consulting background further enhances his insight into corporate strategy and financial analysis. Additionally, his service on other boards and various nonprofit organizations brings valuable governance expertise to SCI.

PRIOR BUSINESS EXPERIENCE
•CEO Opus Capital Management (1996-2019)
•Managing Director, Capvest Venture Fund, LP (2000-2011) a private equity fund for growth and expansion stage companies
•Partner, Adena Ventures, LP (1999-2010) a private equity fund targeting underserved markets
CURRENT PUBLIC COMPANY BOARDS
•Ingram Micro Holding Company
•Morgan Stanley Funds
•Vertiv Holding Co.

OTHER POSITIONS
•Member, Board of Directors, The Victory Funds
•Member/Founder, Chase College of Law, Transaction Law Practice Center
•Board of Visitors, Chase College of Law
•Member, Northern Kentucky University Foundation Investment Committee
PAST PUBLIC COMPANY BOARDS
•Cincinnati Bell, Inc.
•Best Transport, Inc. (now Descartes Systems Group, Inc.)
•Barnes Group Inc.

PRIOR BUSINESS EXPERIENCE
•CEO, Calpine (2014-2024)
•Variety of operational management roles, Calpine (2008-2013)
•NRG Energy (2006 -2008), President, NRG Texas (2007-2008)
•Executive Vice President of Strategy and Business Development, Texas Genco LP (2005-2006)
•Partner and Managing Director, Boston Consulting Group Inc (1995-2005)
CURRENT PUBLIC COMPANY BOARDS
•J.B. Hunt

OTHER POSITIONS
•Board Member, Calpine (private power company)
•Member and Former Chairman, Greater Houston Partnership Board
•Member, Alfred P. Sloan Foundation Board of Trustees
•Member, Tuck MBA Advisory Board

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

16	Service Corporation International

Corporate Governance at Service Corporation International

Victor L. Lund, 77 Director Since: 2000	INDEPENDENT	Ellen Ochoa, 66 Director Since: 2015	INDEPENDENT

Committees: Audit, Executive, Nominating and Corporate Governance Occupation: Former President, CEO, and Executive Chairman of the Board, Teradata Corporation	Education: The University of Utah MBA, The University of Utah Skills & Qualifications:	Committees: Compensation (Chair), Investment Occupation: Former Director of NASA and Independent Director and Speaker	Education: San Diego State University MS, PhD (Electrical Engineering), Stanford University Skills & Qualifications:

DIRECTOR SUMMARY
Victor Lund’s years of senior executive experience and leadership such as his former position of CEO and Executive Chairman of Teradata provide the Board with invaluable experience in technology and technological processes. His tenure on the Board has allowed him to develop a robust understanding of our unique industry. As a former auditor who also worked in various corporate finance positions, he possesses an extensive understanding of financial reporting and auditing practices. Furthermore, his service on other boards provide SCI with valuable corporate governance expertise.

DIRECTOR SUMMARY
Ellen Ochoa’s background with NASA and other governmental entities provides the Board with extensive technology and government/regulatory experience and insight. The senior leadership experience gained through her role as Director of NASA’s Johnson Space Center provides the Board with strategic planning, management of large projects, personnel development, and capital allocation expertise. Her many other positions include oversight activities such as financial stewardship and organizational governance.

PRIOR BUSINESS EXPERIENCE
•Executive Chairman (2019-2020) & President and CEO (2016-2018), Interim CEO (2019-2020), Teradata Corporation
•Chairman, DemandTec, a software company (2006-2012)
•Chairman, Mariner Healthcare, Inc. (2002-2004)
•Vice Chairman, Albertsons, Inc. (1999-2002)
•22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller (1977-1999)
•Audit CPA, Ernst & Ernst (1972-1977)
PAST PUBLIC COMPANY BOARDS •Teradata Corporation •DemandTec •Delta Airlines •Del Monte Foods, Inc. •Mariner Healthcare, Inc. •Albertsons, Inc. •American Stores Company •NCR Corporation

PRIOR BUSINESS EXPERIENCE
•Director of NASA Johnson Space Center (2013-2018); Astronaut at NASA Johnson Space Center (1990-2012), first Hispanic female astronaut with nearly 1,000 hours in space
•Branch Chief and Research Engineer, NASA Ames Research Center (1988-1990)
•Researcher, Sandia National Laboratories (1985-1988)
OTHER POSITIONS
•Member, Board of Directors, SRI International
•Member, National Academy of Engineering
•Member, Board of Directors, Mutual of America
•Member, Board of Directors, Gordon and Betty Moore Foundation
•Fellow, American Institute of Aeronautics and Astronautics
•Fellow, American Association for the Advancement of Science
•Director Emerita (former Vice Chair) Manned Space Flight Education Foundation

FORMER POSITIONS
•Former Chair Board Governance, National Science Board (Special Government Employee)
•Former Chair, Nomination Evaluation Committee, National Medal of Technology & Innovation
•Former Member, Board of Directors, Federal Reserve Bank of Dallas
•Former Member Board of Trustees, Stanford University
CURRENT PUBLIC COMPANY BOARDS
•NVIDIA

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2025 Proxy Statement	17

Corporate Governance at Service Corporation International

Thomas L. Ryan, 59 Director Since: 2004	NON-INDEPENDENT	C. Park Shaper, 56 Director Since: 2022	INDEPENDENT

Committees: Executive (Chair) Occupation: Chairman (since 2016) and CEO (since 2005) of SCI	Education: The University of Texas at Austin Skills & Qualifications:	Committees: Compensation, Executive, Nominating and Corporate Governance Occupation: CEO of Seis Holdings LLC, a private investment holding company (2013‑present)	Education: Stanford University MBA, Northwestern University, J.L. Kellogg Graduate School of Management Skills & Qualifications:

DIRECTOR SUMMARY
Thomas L. Ryan’s 29-year career with SCI has instilled a deep understanding of our industry and strategic insights as well as strong leadership skills. He has demonstrated operational execution and long-term strategic direction, including leadership of significant acquisitions and capital allocation decision-making, as well as risk management. His service with other publicly traded company boards has given him valuable insight into corporate governance and diverse approaches to key issues.

DIRECTOR SUMMARY
C. Park Shaper’s extensive leadership background includes his role as CEO of Seis Holdings LLC, a private investment holding company, a position he has held since 2013; as well as positions of increasing responsibility at Kinder Morgan from 2000-2013, including Vice President and CFO in 2000, a member of the Office of the Chairman in 2003, Executive Vice President in 2004, and President from 2005 to 2013. Prior to Kinder Morgan, Mr. Shaper held positions as President of Altair Corporation and Vice President and CFO of First Data Analytics. His broad experience provides the Board with invaluable leadership and financial experience, as well as strategy and management expertise. He has also served on the board of directors of various public companies with service on audit, compensation, and nominating and corporate governance committees.

PRIOR BUSINESS EXPERIENCE
•CEO European Operations, SCI (2000-2002)
•Variety of financial management roles, SCI (1996-2000)
OTHER POSITIONS
•Board Member, Riptide Waters, LLC
•Board Member, University of Texas McCombs Business School Advisory Council
•Senior Member, University of Texas MD Anderson Cancer Center Board of Visitors
•Member, The Wortham Foundation, Inc. Board of Trustees

PAST PUBLIC COMPANY BOARDS
•Texas Industries
•Chesapeake Energy
•Weingarten Realty Investors
FORMER POSITIONS
•Former Chairman and Member of the Board of Trustees, United Way of Greater Houston
•Former Board Member, Genesys Works
•Former Chairman and Member of the Board of Directors, Young Presidents' Organization Gold Houston Chapter

PRIOR BUSINESS EXPERIENCE
•President, Kinder Morgan, Inc. (2005-2013)
•Variety of financial management roles, Kinder Morgan, Inc. (2000-2005)
•President and Director, Altair Corporation (1999)
•VP and CFO First Data Analytics (1997-1999)
CURRENT PUBLIC COMPANY BOARDS
•Sunnova Energy International, Inc.
•Kinder Morgan, Inc.

OTHER BOARD POSITIONS
•Chair, Texas Children's Board of Trustees
•Member, Board of Overseers of the Hoover Institution at Stanford University
•Member, Board of Advisors of the Baker Institute at Rice University
PAST PUBLIC COMPANY BOARDS
•Weingarten Realty
•Star Peak Energy Transition Corp.
•Star Peak Corp. II

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

18	Service Corporation International

Corporate Governance at Service Corporation International

Sara Martinez Tucker, 69 Director Since: 2018	INDEPENDENT	Marcus A. Watts, 66 Director Since: 2012	LEAD INDEPENDENT

Committees:
Audit (Chair), Nominating and Corporate Governance
Occupation:
Former CEO, National Math & Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects
Education: The University of Texas at Austin MBA, McCombs School of Business, The University of Texas at Austin Skills & Qualifications:
Committees:
Compensation, Executive, Nominating and Corporate Governance (Chair)
Occupation:
President, The Friedkin Group (since 2011), which includes various branded automotive, hospitality, and entertainment companies
Education: Texas A&M University Harvard Law School Skills & Qualifications:

DIRECTOR SUMMARY
Sara Martinez Tucker has extensive knowledge and experience gained through her various executive leadership roles. Her most recent executive experience and her role as the chair of a board business and technology committee provides the Board with invaluable experience and expertise in technology. She also provides strong leadership and executive experience through her previous role as Vice President with AT&T. Her background serving as the Department of Education’s undersecretary has given her specific insight into governmental processes and human capital management, as well as exposure to a variety of regulatory issues. Further, she possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

DIRECTOR SUMMARY
Marcus Watts’ executive role as President of The Friedkin Group provides the Board with senior leadership expertise and experience from oversight of various branded business interests. His previous role as Vice Chair and Managing Partner-Houston of Locke Lord LLP, provides the Board with extensive regulatory and government experience. Additionally, he possesses significant marketing, brand management, and corporate governance knowledge developed by current and past service on the boards of other private and publicly traded companies. Uniquely, Mr. Watts also possesses rare and valuable industry experience through his extensive prior service as independent counsel to the Company as well as other entities engaged in the deathcare industry.

PRIOR BUSINESS EXPERIENCE
•Vice President, AT&T (1991-1996)
CURRENT PUBLIC COMPANY BOARDS
•American Electric Power
OTHER POSITIONS
•Member, University of Notre Dame’s Board of Fellows and Board of Trustees
•Board Member, Nationwide Mutual Insurance Company

PAST PUBLIC COMPANY BOARDS
•Cornerstone OnDemand, Inc.
•Xerox Corporation
•Sprint Corporation
FORMER POSITIONS
•CEO, National Math & Science Initiative (2013-2015)
•Former Chair (2017-2018), University of Texas System Board of Regents (2015-2019)
•Under Secretary of Education in the U.S. Department of Education (2006-2008)

PRIOR BUSINESS EXPERIENCE
•Vice Chair and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters
CURRENT PUBLIC COMPANY BOARDS
•Coterra Energy, Inc.
CURRENT OTHER BOARD POSITIONS
•Board Member, Highland Resources, Inc. (private real estate company)

PAST OTHER BOARD POSITIONS
•Former Chairman, Greater Houston Partnership
•Former Chairman, Board of Trustees, United Way of Greater Houston
•Former Board Chair, Federal Reserve Bank of Dallas (Houston Branch)
PAST PUBLIC COMPANY BOARDS
•Complete Production Services, Inc. (2007-2012), acquired by Superior Energy Services
•Cornell Companies (2001-2005)

Financial	Marketing/Brand Management	Government/Regulatory	Human Capital Management	Risk Management
Industry	Investments/Financial Services	Technology or e-Commerce	Real Estate/Business Development/M&A	see page 21 for further information on skills

2025 Proxy Statement	19

Corporate Governance at Service Corporation International
Consideration of Director Nominees
The Nominating and Corporate Governance Committee understands the Board member recruitment process is critical to providing strategic perspective while also bringing specific experience and expertise to a broad range of issues. Directors that reflect a diverse breadth of skills, experiences, perspectives, and personal characteristics are desired to provide a healthy environment for innovation and risk mitigation.
In discharging its responsibilities, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has also retained a third-party executive search firm to identify candidates.
The Committee considers many factors when evaluating a potential candidate including the current composition of the Board, the balance of independent Directors and the need for particular areas of expertise.
Currently the collective competencies include:

•Accounting and finance •Industry knowledge •Strategic insight	•Understanding and fostering leadership •Business judgment and executive/senior management expertise •Diverse experiences and backgrounds

Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies.
The personal characteristics sought in prospective candidates include the following:

•Integrity, character, and accountability
•Ability to provide wise and thoughtful counsel on a broad range of issues
•Financial literacy and ability to read and understand financial statements and other indices of financial performance
•Ability to work effectively with mature confidence as part of a team
•Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities
•Commitment to prepare for and attend meetings and to be accessible to management and other Directors

After completing this evaluation process, the Committee makes nomination recommendations to the full Board. The Board determines the nominees after considering the recommendation and report of the Committee.
In 2023, the Board of Directors adopted a bylaw change that provides shareholders a proxy access right (see page 31 for more information).

20	Service Corporation International

Corporate Governance at Service Corporation International
Director Qualifications, Skills, and Experience
The Nominating and Corporate Governance Committee of the Board of Directors requires that certain general qualifications are met to serve on the Board. The Board believes that each of the nominees presented possess these general qualifications. In addition to the general qualifications, there are other unique qualifications important to serving on our Board, which are outlined in the table below. The mix of general and unique qualifications combined with each nominee's background, experience, and expertise allows us to have an effectively functioning Board that is well-equipped in its oversight capacity as stewards of the Company.
The following table describes the specific qualifications of our Board and desired skills and experience:

Element & Qualification	Description

Financial
SCI uses a broad set of financial metrics to measure its performance. Accurate financial reporting and robust auditing are critical to our success. We expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.

Government/ Regulatory	We operate in a heavily regulated industry. Directors with backgrounds in law or in government positions provide experience and insights that assist us in legal and regulatory compliance matters and in working constructively with governmental and regulatory organizations.

Human Capital Management
SCI has a large workforce, which is an important asset and key resource for the Company. Therefore, we seek individuals with experience in employee development, recruitment of key talent/personnel, succession planning, and oversight of Company culture.

Industry	The funeral and cemetery industry is unique and industry experience is rare. Directors with prior industry experience can help shape and develop the Company’s strategy.

Investments/ Financial Services
Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies. Our trust investments as of December 31, 2024 include $8.9 billion in preneed funeral and cemetery trusts and related receivables that are part of our $16.0 billion backlog of future revenue.

Marketing/ Brand Management
We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.

Real Estate/Business Development/ Mergers and Acquisitions (M&A)
We own a significant amount of real estate. Directors with experience in real estate provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate. We seek to grow through acquisitions and development of new business operations. Directors with backgrounds in business development and M&A provide insight into developing and implementing strategies for growing our business.

Risk Management
As a large corporation, we must effectively manage our enterprise risks to ensure long-term value. We seek Directors with experience in assessing and managing financial, operational, social, and other risks significant to the Company.

Technology or e-Commerce
Directors with education or experience in relevant technology, including cybersecurity, are helpful in understanding our efforts to enhance the customer experience as well as improve our internal processes and operations.

2025 Proxy Statement	21

Corporate Governance at Service Corporation International
Although the members of our Board each embody a broad range of backgrounds, experience, and expertise, the table below is intended to highlight only the top five qualifications for each Board member. These same skills/qualifications are also included in the Director's profiles as set forth in Proposal 1: Election of Directors.

Skill/Qualification	Buckwalter	Coelho	Haussler	Hill	Lund+	Ochoa+	Ryan	Shaper	Tucker+	Watts*+
Financial
Government/Regulatory
Human Capital Management
Industry
Investments/Financial Services
Marketing/Brand Management
Real Estate/Business Development/M&A
Risk Management
Technology or e-Commerce

Board Diversity
Gender Identity
Male
Female
Race/Ethnicity
White
African American or Black
Hispanic
*    Lead Independent Director
+    Director has experience conducting oversight of cybersecurity risk management across different industries.
Director Independence
The Board conducts an annual review and affirmatively determined 9 of the current 10 Directors are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. Thomas L. Ryan is considered a non-independent Director.
Director Compensation
Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services. Thomas L. Ryan, who is also a paid executive Officer of the Company, does not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors includes cash and stock-based equity compensation.
Maintaining a market-based compensation program for our non-employee Directors enables the Company to attract and retain qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee periodically reviews our non-employee Director compensation levels and practices and compares them to comparable general industry companies in a revenue size range similar to SCI to ensure they are aligned with market practices. Specifically, comparisons are made to the companies included in the Peer Comparator Group used for benchmarking the compensation of our executives, as well as to data presented in the annual NACD Director Compensation Report.
Components of Board Compensation:
•Effective as of November 15, 2024, the annual Board cash retainer increased $10,000 to $100,000. As a result, the Board received an additional $2,500 in cash retainer in the fourth quarter, totaling $92,500 for the year.
•Additional cash retainers for leadership positions on the Board are as follows:
–Lead Independent Director - $30,000
–Audit Committee Chair - $25,000
–Compensation Committee Chair - $20,000
–Investment Committee Chair - $15,000
–Nominating and Corporate Governance Committee (NCGC) Chair - $15,000
•Annual stock grants are based on a target value of $180,000 per Director. Effective as of November 15, 2024, the target value increased $10,000 to $190,000 per Director.

22	Service Corporation International

Corporate Governance at Service Corporation International
The Compensation Committee believes our total Director compensation package is competitive with market practices and is fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. The following table sets forth non-employee Director compensation for 2024, which was approved by the Nominating and Corporate Governance Committee.
2024 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Alan R. Buckwalter	$92,500	$180,052	$272,552
Anthony L. Coelho	92,500	180,052	272,552
Jakki L. Haussler(2), Investment Committee Chair	107,500	180,052	287,552
Victor L. Lund	92,500	180,052	272,552
Ellen Ochoa, Compensation Committee Chair	112,500	180,052	292,552
C. Park Shaper	92,500	180,052	272,552
Sara Martinez Tucker(2), Audit Committee Chair	117,500	180,052	297,552
W. Blair Waltrip	92,500	180,052	272,552
Marcus A. Watts(2), NCGC Committee Chair and Lead Independent Director	137,500	180,052	317,552
(1)Amounts in the Stock Awards column represent the annual stock grants based on a target value of $180,000 per Director.
(2)In 2023 Marcus A. Watts was named as Lead Independent Director, Sara Martinez Tucker was named as the Audit Committee Chair, and Jakki L. Haussler was named as Investment Committee Chair.
Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines each Director is encouraged to hold SCI common stock with a fair market value of at least $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on the valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year ($79.82 per share at December 31, 2024 or a minimum shareholding of 6,265 shares for 2025). The following graphic presents the current holdings for our Directors as of March 11, 2025. Further details are provided in the tables of Director and Officer shareholdings listed under “Voting Securities and Principal Holders."
SCI COMMON SHARES BENEFICIALLY OWNED

minimum shares of
6,265

Independent Directors	Non-Independent Directors

AT MARCH 11, 2025, 100% OF DIRECTORS HAVE EXCEEDED THEIR OWNERSHIP GUIDELINE LEVELS FOR 2025.

2025 Proxy Statement	23

Corporate Governance at Service Corporation International
Board Structure and Operations
Leadership Structure
Over the past several years, there have been significant changes in our leadership and Board of Directors. In 2016, the Board appointed the current CEO, Thomas L. Ryan, as Chairman as this structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by leading the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth, and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting the Company.
Simultaneously in 2016, the Board appointed Tony Coelho as Lead Independent Director in a newly created role. In 2018, we strengthened our Lead Independent Director's responsibilities by making revisions to the Company's Bylaws to permit the Lead Independent Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair (please see page 25 for the list of key duties and responsibilities of Lead Independent Director). In 2023, Marcus A. Watts was named as Lead Independent Director.
During 2018, we elected two new Directors to the Board, Jakki L. Haussler and Sara Martinez Tucker. In 2019, after 36 outstanding years of service on the Board, John Mecom decided he would not seek another term as a member of the Board. Cliff Morris, after 32 years of faithful and committed service with the Board, decided he would not seek another term as a member of the Board effective May 2022. In 2022, C. Park Shaper was nominated and elected to the Board. In 2025, after 38 years of dedicated service, W. Blair Waltrip decided he would not stand for reelection as a member of the Board. Additionally, Thad Hill was nominated to the Board.
Currently, our Board includes ten members, 80% of whom are independent and 90% of the Board members are non-management. Following the 2025 Annual Meeting, if the shareholders elect each Director nominee, 90% of our Board members will be independent. Our Audit, Compensation, and Nominating and Corporate Governance Committees are composed entirely of Independent Directors. In 2023, Sara Martinez Tucker and Jakki L. Haussler were named as the Audit Committee and Investment Committee Chair, respectively. Currently, three of our four Board committees are chaired by women that possess seven to ten years of tenure with SCI. This affords the Board with diverse perspectives at the leadership level combined with highly valued experience and tenure throughout the various committees.

24	Service Corporation International

Corporate Governance at Service Corporation International
Lead Independent Director

Marcus A. Watts LEAD INDEPENDENT DIRECTOR
KEY DUTIES AND RESPONSIBILITIES OF LEAD INDEPENDENT DIRECTOR
•Preside over all independent director executive sessions held on a regular basis
•Serve as liaison to the Chairman of the Board
•Engage in performance evaluation of Directors and CEO
•Interview Director candidates
•Communicate with shareholders as needed
•Consult with committee chairs
•Authorized to call a special meeting of the Directors
•Work with the Chairman on Board agenda, information, and meeting schedules

The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of management. Based on shareholder feedback, we strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Chairman of the Board.
The authority and responsibilities of the Lead Independent Director include, but are not limited to, the following:
•Call meetings of the Board. The Lead Independent Director is authorized to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.
•Preside over executive sessions. The Lead Independent Director presides at any meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.
•Serve as liaison to the Chair. The Lead Independent Director serves as the principal liaison between the independent Directors and the Chair. The Lead Independent Director is available to discuss any concerns the other independent Directors may have and to relay those concerns to the Chairman of the Board.
•Board information, agendas, and meeting schedules. The Lead Independent Director consults with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness, and timeliness of such information and consults with the Chair on the scheduling of Board meetings and setting their agendas.
•Engage in performance evaluation of Directors and CEO. The Lead Independent Director works with the Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including delivering evaluation feedback to them.
•Interview Director candidates. The Lead Independent Director interviews Director candidates along with the Nominating and Corporate Governance Committee.
•Communicate with shareholders. As requested and deemed appropriate, the Lead Independent Director is available for consultation and direct communication with shareholders and other stakeholders.
•Serve as the Board Chair on an interim basis. The Lead Independent Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.
•Perform other duties as requested. The Lead Independent Director performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.
•Consult with Committee Chairs. In performing the duties described above, the Lead Independent Director is expected to consult with the Chairs of the appropriate Board committees as needed and solicit their participation to avoid diluting the authority or responsibilities of such Committee Chairs.
Our Lead Independent Director improves corporate performance by taking responsibility for enhancing Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders. In 2016, we created role of Lead Independent Director and appointed Anthony Coelho, who served the Board in this role for seven years. In 2023, Marcus Watts was named as our new Lead Independent Director.

2025 Proxy Statement	25

Corporate Governance at Service Corporation International
Board Composition and Meetings
Independent Directors currently comprise 80% of the Board of SCI. Following the 2025 Annual Meeting, if the shareholders elect each Director nominee, independent Directors will comprise 90% of the Board of SCI. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had 97% attendance, and each individual committee's meetings in 2024 had at least 94% attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, all of the Board members attended the Company’s 2024 Annual Meeting of Shareholders.
SCI 2024 BOARD MEETINGS AND DIRECTOR ATTENDANCE
Number of Meetings

Board

Audit

Compensation

Nominating and Corporate Governance

Investment
% = percentage of meetings attended by SCI Directors
There were no material issues or circumstances in 2024 that required an Executive Committee meeting.
Executive Sessions
At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by non-management Directors and without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any comments to the non-management Directors, using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.
Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities ensuring that matters important to SCI have the appropriate focus and ensuring the effectiveness of each committee’s role. Currently, the Board has four standing committees.
While each committee has designated committee members, every Director may attend any committee meeting they so choose. The Board has adopted a written charter for each of these Board committees. These charters are available on SCI’s website at https://investors.sci-corp.com/governance. Information about each committee for 2024 is provided below.

26	Service Corporation International

Corporate Governance at Service Corporation International
Audit Committee

Sara Martinez Tucker CHAIR	Other members: Jakki L. Haussler Victor L. Lund C. Park Shaper	Meetings in 2024: Eight Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Integrity of the financial statements
•Engagement, qualifications, independence, and performance of the independent registered public accounting firm
•Scope and results of the independent registered public accounting firm's report
•Performance and effectiveness of our internal audit function
•Policies with respect to risk assessment and risk management, including cybersecurity risk
•Quality and adequacy of our internal controls, including the review of cybersecurity controls
•Financial reporting and disclosure matters
AUDIT COMMITTEE IN 2024
The Audit Committee met eight times in 2024, and the Committee attendance record was 94%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally, the Committee meets regularly with individual members of management to discuss relevant matters. Lastly, the Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays an important role in assessing the management of financial risk. The report of the Audit Committee can be found beginning on page 32. In 2023, Sara Martinez Tucker was named as Chair of the Audit Committee.

Compensation Committee

Ellen Ochoa CHAIR	Other members: Anthony L. Coelho C. Park Shaper Marcus A. Watts	Meetings in 2024: Four Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Oversight of SCI's executive and director compensation and benefits policies and programs
•Compensation for the Chairman and CEO
•Review and approval of compensation for all other executive Officers
•Determination of appropriate individual and Company performance measures
•Approval of all executive employment contracts
•Oversight of the Company's employer-sponsored retirement accounts
•Compliance with SCI stock ownership guidelines for Officers
•Risk assessment of SCI’s compensation programs
•Retention and evaluation of the Company’s compensation consultants
COMPENSATION COMMITTEE IN 2024
The Compensation Committee met four times in 2024 with a 100% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 35.

2025 Proxy Statement	27

Corporate Governance at Service Corporation International
Investment Committee

Jakki L. Haussler CHAIR	Other members: Alan R. Buckwalter Ellen Ochoa W. Blair Waltrip	Meetings in 2024: Four

KEY OVERSIGHT RESPONSIBILITIES
•Oversight of SCI’s preneed and perpetual care trust funds; SCI’s Investment Operating Committee, headed by SCI executives; as well as SCI's wholly-owned registered investment advisor (RIA) subsidiary and a third-party RIA consultant
•Management and performance of the trust funds, performance of the independent trustees, and changes to investment managers made by the trustees
•Ongoing review of investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned RIA subsidiary and third-party RIA consultant
•Review of SCI’s primary funeral preneed insurance provider
INVESTMENT COMMITTEE IN 2024
The Investment Committee met four times in 2024, and the Committee attendance record was 100%. The Committee provided guidance on monitoring and improving the structure of SCI's preneed and perpetual care trust portfolios. Additionally, the Committee monitored the transition and the financial condition of the Company’s primary prearranged funeral insurance provider. In 2023, Jakki L. Haussler was named as Chair of the Investment Committee.

Nominating and Corporate Governance Committee

Marcus A. Watts CHAIR	Other members: Alan R. Buckwalter Anthony L. Coelho Victor L. Lund Sara Martinez Tucker	Meetings in 2024: Four Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

KEY OVERSIGHT RESPONSIBILITIES
•Composition of the Board and Board committees
•Identification and recruitment of new candidates for the Board
•Review process for renomination of current Board members and nominees recommended by shareholders
•Development of corporate governance principles and practices
•SCI’s ESG policies and certain risks
•Succession planning for CEO and other SCI executives
•Performance evaluation of the CEO and Directors
•Self-evaluation of the Board and Board committees
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE IN 2024
The Nominating and Corporate Governance Committee (NCGC) met four times in 2024, and the Committee attendance record was 100%. In 2019, the charter was updated to reflect the NCGC is responsible for the oversight of the Company's ESG policies. During 2024, the NCGC reviewed ESG matters that were presented by the newly formed ESG Steering Committee. In 2021, the NCGC presented C. Park Shaper as a nominee for the Board, who was elected in 2022. In 2023, Marcus A. Watts was named as Lead Independent Director.

28	Service Corporation International

Corporate Governance at Service Corporation International
Executive Committee

Thomas L. Ryan CHAIR	Other members: Alan R. Buckwalter Anthony L. Coelho Victor L. Lund Marcus A. Watts	Meetings in 2024: None

KEY OVERSIGHT RESPONSIBILITIES
•Authorization to exercise many of the powers of the full Board between Board meetings
•Meets in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision-making on a specific issue
EXECUTIVE COMMITTEE IN 2024
The Executive Committee did not meet in 2024 as all matters were handled at the regular Board meetings.

Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.
The Nominating and Corporate Governance Committee also oversees a Director peer review as part of the annual renomination review process and for the ongoing professional development of Board members.
Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of each Board committee and the specific areas they address. The focus of continuing education for SCI Directors is on developing educational sessions that the Directors find meaningful and useful. These may range from educational sessions specific to matters facing SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Board encourages Directors' attendance at education programs that are offered by various universities, institutes, etc. Finally, Board members periodically perform site visits to SCI facilities individually and as a group. In 2023, Board members visited our funeral home and cemetery combination facility, Funeraria del Angel Palm Valley, in South Texas. During the visit, Board members toured the location and learned about the families we serve in our Hispana market. Our associates, representing a variety of roles, also shared impactful stories with our Board members, showcasing their passion and commitment to Service Excellence.
Board Oversight and Key Responsibilities
Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy. The Board has experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves constructive engagement between our senior management and the Board. Our Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration the Company’s long-term strategy with global economic, consumer, and other significant trends within our industry. In February 2024, senior management presented an in-depth outlook on the Company's strategy in a special meeting with the Board. Discussions in the boardroom are enhanced with periodic visits to locations, which provide Directors an opportunity to see strategy execution first hand.

2025 Proxy Statement	29

Corporate Governance at Service Corporation International
Risk Oversight
The Board has oversight responsibility for the Company’s enterprise risk management with Committees overseeing certain delegated risks. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the entire Board. Examples of delegated risks include, among others:
•The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance as well as overseeing cybersecurity risks.
•The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs and our employer-sponsored retirement accounts.
•The Investment Committee has oversight of risks relating to the investment of trust funds and our primary funeral preneed insurance provider.
The full Board oversees the risk assessments of the above mentioned committees and of management as well the enterprise risk management.
Environmental, Social, and Governance (ESG) Oversight
The oversight of environmental and social matters, and the governance of these topics, is the responsibility of the Nominating and Corporate Governance Committee. Since 2020, the Nominating and Corporate Governance Committee has reviewed matters presented by the ESG Steering Committee and addressed other related risks through various committee meetings. The ESG Steering Committee, the Inclusion & Opportunity Committee, and the Cybersecurity and Data Governance Executive Steering Committee are composed of members of senior management to ensure awareness and involvement among company leadership of these issues. For more information on our ESG efforts, please refer to our Sustainability Report, which is available on our website at https://investors.sci-corp.com.

BOARD OF DIRECTORS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating and Corporate Governance Committee has broad oversight of ESG matters. Other Committees are delegated oversight of certain ESG issues; for example, the Audit Committee oversees cybersecurity risks.

CEO AND SENIOR EXECUTIVE OFFICERS

ESG STEERING COMMITTEE	INCLUSION & OPPORTUNITY COMMITTEE

Formed in 2020, this cross-functional team’s purpose is to support the Company’s ongoing commitment to managing human capital, the health and safety of employees and client families, corporate social responsibility, corporate governance, sustainability, environmental impacts, and other public policy matters relevant to the Company.

Formed in 2017, this committee of SCI associates includes management representatives from corporate communications, legal, human resources, sales, and operations.
This committee oversees the development of inclusion and opportunity programs at SCI.

CYBERSECURITY AND DATA GOVERNANCE EXECUTIVE STEERING COMMITTEE

Formed in 2016, this cross-functional committee oversees the Company’s cybersecurity position and reviews the management and mitigation of cybersecurity risks and potential incidents. Members from senior leadership include the Chief Financial Officer, President, the Senior Vice President of Operations Services, the General Counsel and the Vice President of Information Technology, among others. The Cybersecurity and Data Governance Executive Steering Committee regularly receives briefings from the Assistant Vice President of Information Technology Security on the cybersecurity threat landscape, risks, incidents and data security programs. Management is responsible for identifying and managing cybersecurity risks and regularly reports to the Audit Committee on these matters.
The Audit Committee is the primary committee for overseeing cybersecurity risks with the Board receiving updates at least annually. In 2022, the Audit Committee charter was updated to reflect the Committee's oversight of cybersecurity risk. The Board recognizes the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents to the Company.

30	Service Corporation International

Corporate Governance at Service Corporation International
Human Capital Management and Culture Oversight
Our human capital management and talent development efforts go beyond the senior management level. Leaders at all levels are responsible for fostering an environment that supports a positive culture with high ethical standards. We are committed to maintaining a respectful, rewarding, diverse, and inclusive work environment that allows our associates to develop the skills they need for success. The Board, along with management, provides oversight and guidance on compensation, benefits, recruiting, retention, and culture. We continue to invest in our associates’ wages and training and enhance our policies to create a better workplace. We are committed to enhancing our associates’ experience through listening to our associates and utilizing best in class tools and technologies, which allow us to remain relevant with our client families. We believe these actions have resulted in a more engaged and effective workforce that is better equipped to serve our customers in today’s rapidly changing environment.
Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by the:
•Holders of at least 10% of the outstanding stock entitled to be voted at such meeting;
•Board of Directors;
•Chairman of the Board; or
•Chief Executive Officer.
Shareholder Proxy Access
In 2023, the Service Corporation International Board of Directors adopted a bylaw change that provides shareholders a proxy access right with the following terms:
•Shareholders will have the ability to nominate the greater of 2 or 20% of the Board.
•Shareholders must own 3% of outstanding stock for at least three years to qualify.
•The proxy access right will have an aggregation limit of 20 on the number of shareholders that can pool their shares to satisfy the ownership requirement.
•The proxy access bylaw is effective for the 2024 Annual Meeting.

2025 Proxy Statement	31

Audit Committee Matters

Proposal to Ratify the Selection of the Independent Registered Public Accounting Firm

The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

The Audit Committee of the Board of Directors of the Company recommends PricewaterhouseCoopers LLP (“PwC”) serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2025. PwC and its predecessors have audited the Company’s accounts since 1993. A representative of PwC typically attends the Annual Meeting, and such representative will have the opportunity to make a statement and be available to respond to appropriate questions. The Audit Committee submits the selection of PwC for shareholders’ ratification at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting is required for this proposal to be ratified.
Report of the Audit Committee
Purpose
The primary purpose of the Audit Committee is assisting the Board of Directors in fulfilling its independent and objective oversight responsibilities by:
•Ensuring the integrity of the Company’s accounting functions and proper internal control over financial reporting,
•Ensuring the Company’s compliance with legal and regulatory requirements;
•Reviewing the independent registered public accounting firm’s qualifications, and
•Overseeing the performance of the Company’s internal audit function.
The Audit Committee schedules its meetings with management and the independent registered public accounting firm (currently PwC) at least once each quarter. Additionally, the Audit Committee meets separately in an executive session with the independent registered public accountants and internal auditors. Further details of the Audit Committee’s functions are located in the section entitled “Board Structure - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, https://investors.sci-corp.com/governance and available in print to anyone who requests it.
Committee Membership and Appointment
Each member of the Audit Committee is independent, as defined by the New York Stock Exchange ("NYSE") rules, financially literate, and is limited to serving on no more than three audit committees of public companies, inclusive of the Company's Audit Committee. The Board of Directors has designated all members of the Audit Committee as Financial Experts as defined by the rules of the Securities and Exchange Commission. In 2023, Sara Martinez Tucker was named as Chair of the Audit Committee.
The Audit Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the NYSE on which the Company’s securities are listed, including those related to independence, as applicable.
Audit Committee Responsibilities
The Audit Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance.
The independent registered public accounting firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.

32	Service Corporation International

Audit Committee Matters
The Audit Committee reviews and discusses the following with management and the independent auditors:
•Quarterly financial statements and the annual audited financial statements of the Company, including the Company’s specific disclosures included in Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•Earnings releases and guidance provided to analysts and rating agencies;
•Any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; and
•Issues as to the adequacy of the Company’s internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.
Meeting Structure
The Audit Committee may request that any Director, Officer, or associate of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide information requested by the Committee. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee may exclude from its meetings any person(s) it deems appropriate to carry out its responsibilities.
The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. The Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent public accountants, and the performance of the internal audit function.
The Audit Committee reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing AS 1301 (Communications with Audit Committees), as modified or supplemented. Discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the transparency of disclosures in the Company’s consolidated financial statements.
Finally, the Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also included discussions of audit and non-audit fees as well as an evaluation of the Company’s significant financial policies and accounting systems and controls.
The Audit Committee reviewed the independence of the independent registered public accounting firm considering the compatibility of their non-audit services with maintaining their independence from the Company. Based on our review, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the Securities and Exchange Commission.
Audit Committee

Sara Martinez Tucker, Chair	Jakki L. Haussler	Victor L. Lund	C. Park Shaper
Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. As such, all of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees(1)	Audit-related fees(2)	Tax(3)	All other fees(4)	Total
2024	$7,043,620	$140,950	$325,600	$2,000	$7,512,170
2023	$7,018,500	$139,500	$329,100	$41,418	$7,528,518
(1)Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, reviews of the Company’s quarterly reports on Form 10-Q, comfort letter, and fees related to statutory audits.
(2)Audit-related fees in both periods related to statutory procedures performed in Canada.
(3)Fees for tax services for both years were related to LLC tax return preparation for our consolidated trust funds.
(4)All other fees were for the Company's disclosure checklist tool in both years. In 2023, fees also included research database licensing and an employee educational tool.

2025 Proxy Statement	33

Executive Compensation

Advisory Vote to Approve Named Executive Officer Compensation

The Board of Directors recommends that Shareholders vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

In accordance with Section 14A of the Exchange Act and the related SEC rules, we are asking shareholders to approve, on an advisory and annual basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our NEOs is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures the Compensation Committee believes promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program and the compensation awarded to NEOs under the current program fulfill this objective.
We urge shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation programs and practices achieve the Compensation Committee’s objective of linking pay and performance.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote in 2024 when over 83% of the shares voted were in favor of the NEO compensation. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions are not counted as votes cast and will have no effect on this proposal. Broker non-votes are not counted.

34	Service Corporation International

Executive Compensation
Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other four most highly-compensated executive officers in 2024, all of whom are collectively referred to as the “Named Executive Officers” or "NEOs".
In 2024, the Company announced several leadership promotions among its executive officers that were made and approved by the Board in continuation of the Board's focus on succession planning to support SCI's long-term growth. Effective October 1, 2024, Steven A. Tidwell, who formerly served as Senior Vice President, Sales and Marketing, announced his retirement as an executive officer. Sumner J. Waring, III, who served as Chief Operating Officer, was promoted to President. John Faulk, who served as Senior Vice President of Revenue and Business Development, was promoted to Senior Vice President and Chief Operating Officer. Eric D. Tanzberger, who served as Senior Vice President and Chief Financial Officer, was promoted to Executive Vice President and Chief Financial Officer.
Our NEOs for 2024 were:

Thomas L. Ryan	Chairman of the Board and Chief Executive Officer
Eric D. Tanzberger	Executive Vice President, Chief Financial Officer
Sumner J. Waring, III	President
Steven A. Tidwell	Former Senior Vice President, Sales and Marketing
Elisabeth G. Nash	Senior Vice President, Operations Services
John H. Faulk	Senior Vice President, Chief Operating Officer
The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are:
•aligning executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity, and
•attracting, motivating, rewarding, and retaining the broad-based management talent required to achieve our corporate objectives.
Executive Summary
Pay for Performance and Corporate Strategy
We have aligned our executive compensation programs with our long-term strategy. Actions taken to achieve the performance compensation measures are creating long-term value for our shareholders and other stakeholders.

2025 Proxy Statement	35

Executive Compensation
OUR STRATEGY: GROW REVENUE, LEVERAGE SCALE, AND INVEST CAPITAL

GROW REVENUE:
We plan to grow revenue by remaining relevant to our customers as their preferences evolve through a combination of price, product, and service differentiation strategies. Growing our preneed sales will drive future revenue growth. In 2024, revenue was $4.2 billion and we sold over $2.6 billion in preneed funeral and cemetery sales production.

LEVERAGE SCALE:
We leverage our scale by optimizing our network through the use of technology, which benefits our preneed backlog. Our scale also enables us to achieve cost efficiencies by maximizing our purchasing power and utilizing economies of scale through our supply chain channel.

IMPLEMENTING OUR CORE STRATEGY ALLOWS US TO CREATE SHAREHOLDER VALUE	Growing revenue and leveraging our scale increases cash flow, which enables us to:

INVEST CAPITAL:
We continue maximizing capital investment opportunities in a disciplined and balanced manner to deliver the highest relative return. Our priorities for investing our capital are: 1) investing in acquisitions and building new funeral service and cemetery locations, 2) returning excess cash to shareholders, and 3) managing debt. In 2024, we invested $285 million in acquisitions and new build opportunities and returned $428 million to shareholders through dividends and share repurchases.

36	Service Corporation International

Executive Compensation
Performance Compensation Measures
Annual Performance-Based Incentive Plan:
•Normalized Earnings Per Share: Growth of normalized earnings per share through increasing revenue and leveraging our scale enhances shareholder value.
•Normalized Free Cash Flow Per Share: Growth in normalized free cash flow per share through normalized EPS growth and effective working capital and maintenance capital management is tied directly to our strategy to effectively invest capital and also enhance shareholder value.
•Comparable Preneed Production: Comparable preneed production is the percentage change versus prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian currency. Preneed sales production is driving market share growth, adding stability to our revenue stream and creating value for our shareholders.
•Modifier - Customer Satisfaction Ratings: Inclusion of our customer satisfaction rating, specifically Google stars, aligns our NEOs’ compensation with our operational performance and success in remaining relevant with our customers and communities.
Long-Term Incentive Plan:
•Total Shareholder Return: As we grow revenue and leverage our scale, we increase our cash flow allowing the Company to invest capital through enhanced shareholder value delivering superior total shareholder return.
•Modifier - Normalized Return on Equity: Growth in return on equity is the long-term result of effectively implementing our core strategy of growing revenue, leveraging our scale, and investing capital as described above.
Performance Summary
Our management has a strong focus on delivering profitable growth and returning value to our shareholders utilizing our long-term growth strategy as discussed above. This long-term focus has contributed significantly to the Company’s total shareholder return (TSR) over the long term as illustrated below.
SCI TSR COMPARED TO S&P 500

10-Year Total Shareholder Return +316% 2014-2024

SCI	S&P 500
As of December 31, 2024 and includes the reinvestment of dividends | Source: S&P Capital IQ

2025 Proxy Statement	37

Executive Compensation
2024 Company Performance
•Adjusted earnings per share was $3.53, which represents a 13% growth on a compounded annual basis since pre-pandemic 2019.
•Adjusted operating cash flow increased 10.7% over the prior year to $977 million, well above the high end of our expectations.
•Total preneed funeral and cemetery sales production decreased slightly by 0.7% over the prior year to $2.6 billion, as cemetery sales production growth was offset by decreasing funeral sales production, primarily related to the transition to our new preneed insurance provider.
•Enhanced total company value by investing capital of $285 million in acquisitions and new build opportunities and returning $428 million to shareholders through dividends and share repurchases.
•Achieved a total shareholder return (TSR) of 316% over the last ten fiscal years, significantly outpacing the return of the S&P 500 of 243%.
2024 COMPANY PERFORMANCE MEASURES
Earnings Per Share (EPS)
Operating Cash Flow (OPCF) (in millions)
Preneed Sales Production (in millions)
GAAP - Generally Accepted Accounting Principles
Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A in this Proxy Statement for disclosures and reconciliations to the appropriate GAAP measure.

38	Service Corporation International

Executive Compensation
Key Features of Our Compensation Programs
Over the course of the past several years, the Compensation Committee, in conjunction with senior management, improved the alignment of our compensation programs with the interests of our shareholders. In addition, the Committee modified or eliminated certain components of our compensation programs to better align the programs with prevailing market practice. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving market standards.

What We Do	What We Don't Do
  We pay for performance. A significant portion of the compensation of our NEOs is directly linked to the Company’s performance, as demonstrated by the historical payouts related to our annual and long-term incentive plans. (see page 40 for compensation breakdown)
  We require stock ownership. Our stock ownership guidelines require each of the Company Officers to hold Company stock with a value linked to a multiple of their respective salaries and to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until stock ownership guidelines are met.
  We have claw-back provisions. Our claw-back provisions may be triggered in certain circumstances. If triggered, the provisions allow the Company to recoup annual performance-based incentives, stock options, restricted stock, and performance units. (see page 46 for further details)
  We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
  We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discuss executive compensation along with other important governance topics regularly as part of our outreach program. In 2024, we engaged with shareholders representing approximately 60% of the Company's common stock as part of our Proxy Outreach program. (see page 8 for further details)

  We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.
  We do not allow hedging or pledging. Our policies prohibit Officers and Directors from hedging or pledging their SCI stock ownership.
  We do not allow the repricing of stock options. Our policies prohibit subsequent alterations of stock option pricing without shareholder approval.
  Starting with our 2022 grants, we do not provide single-trigger equity vesting upon a change-in-control.

Consideration of 2024 “Say-on-Pay” Vote
At our Annual Meeting of shareholders held on May 7, 2024, 83.2% of the shares voted were in favor of the proposal to approve NEO compensation (“say-on-pay” vote). The Compensation Committee believes this indicates a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our NEOs with the interests of our shareholders. In early 2024, we engaged with shareholders representing approximately 60% of the Company’s common stock prior to our Annual Shareholder Meeting. Through our ongoing shareholder outreach efforts each year, we hope to better understand the viewpoints of our shareholders and are able to explain how our decisions align with our strategic goals.
In May 2023, we disclosed that at our 2023 annual meeting, shareholders voted in favor of holding annual say-on-pay votes. In accordance with this vote, the Company will hold say-on-pay votes annually, until the next required vote on the frequency of shareholder votes on executive compensation, which in accordance with applicable law, is scheduled to occur at the 2029 annual meeting.
Compensation Philosophy and Process
The Company’s compensation philosophy is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy provides targeted direct compensation opportunities within a competitive range of target pay levels among general industry companies of comparable size and scope (see the “Peer Comparator Group” in Annex B in this Proxy Statement). Incentive programs provide opportunities to exceed target compensation levels through annual and long-term incentives paid in cash and stock. However, if performance targets are not met, the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. When making annual compensation decisions, the Compensation Committee reviews each NEO’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.

2025 Proxy Statement	39

Executive Compensation
The Compensation Committee reviews comparative market information, including benchmarking data presented by the Committee's independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian") - see page 49 of this Proxy Statement for further information on the Compensation Committee's retention of Meridian. For the Chairman and CEO, the Compensation Committee is responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other NEOs, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. On the basis of its review of market data, input from the CEO and Meridian, and other relevant factors, the Compensation Committee sets each NEO's annual base salary, annual performance-based incentives, and long-term incentives for that year.
In 2024, the Compensation Committee reviewed total compensation design components and determined that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.
CEO Pay and Performance Alignment
The graph below displays the relationship between our CEO's total annual compensation and the five-year total shareholder return of the Company and the S&P 500. The Company realized total shareholder return (TSR) of 88% over the last five fiscal years, slightly underperforming the return of the S&P 500 TSR of 97%.
CEO PAY AND PERFORMANCE ALIGNMENT

Other Compensation
Long-Term Incentive Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
SCI TSR
S&P 500 TSR

Total Direct Compensation Pay Components
The graphs below display the CEO's and other NEOs' mix of total direct compensation, with each component expressed as a percentage of total direct compensation.
CEO DIRECT COMPENSATION
OTHER NEO DIRECT COMPENSATION

10%	Annual Base Salary
10%	Annual Performance-Based Incentive Compensation
72%	Long-Term Incentive Compensation
8%	Other Compensation

21%	Annual Base Salary
14%	Annual Performance-Based Incentive Compensation
53%	Long-Term Incentive Compensation
12%	Other Compensation

IN 2024, ALMOST 82% OF OUR CEO'S COMPENSATION AND OVER 67% OF OUR OTHER NEOs' COMPENSATION WAS PERFORMANCE-BASED OR STOCK-BASED.

40	Service Corporation International

Executive Compensation
Compensation Elements Link to Shareholder Value
We have aligned our executive compensation programs with the interests of our shareholders and our corporate strategy through various measures that drive our business. See the following pages for more details on the elements of our compensation program and how it is linked to our corporate strategy and shareholders’ interests.

Component	Description	Link to Shareholder Value	How We Determine Amount

Annual Base Salary page 42	Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent capable of driving superior performance.	We consider individual performance, oversight responsibility, and competitive benchmarking.

Annual Performance-Based Incentive Compensation page 42
Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. The 2024 Plan includes a modifier based on Google star ratings (online customer satisfaction ratings).
Rewards the achievement of short-term financial and operational objectives we believe are primary drivers of long-term shareholder value.
The Compensation Committee establishes performance metrics that will drive the current performance of the Company and enhance shareholder value. The 2024 measures included:
•Normalized Earnings Per Share
•Normalized Free Cash Flow
•Comparable Preneed Sales Production
•Modifier - Google star ratings (online customer satisfaction ratings)

Long-Term Incentive Compensation page 43	Stock Options –granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and rewards growth in the value of our stock price.
The Compensation Committee considers several factors in determining the total long-term incentive compensation including Peer Comparator Group benchmark pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the current economic environment. Once the total target value is established for each NEO, we calculate and grant to the NEO (i) the number of stock options with a value equal to one-third of the total target value, (ii) the number of shares of restricted stock with a value equal to one-third of the total target value, and (iii) the number of performance units with a value equal to one-third of the total target value.

	Restricted Stock –awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year.	Supports the retention of key executive and management talent and fosters a culture of ownership.

Performance Units –the performance unit plan, denominated in shares, measures the three-year total shareholder return (“TSR”) relative to the S&P MidCap 400® index and is governed by a normalized return on equity (ROE) benchmark floor tied also to the S&P MidCap 400® index.
Incentivizes management to achieve Company TSR and ROE performance that exceeds the broader market over a multi-year period.

Other Compensation page 45	Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provides financial security for retirement.	The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.

	Perquisites and Personal Benefits – reasonable benefits as described on page 45.	Enhances executive performance by facilitating effective management of personal matters.

2025 Proxy Statement	41

Executive Compensation
Annual Base Salary
We target the base salary levels of our NEOs within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 49. We believe these levels are appropriate to motivate and retain our NEOs, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. In the first quarter of 2024, the Compensation Committee made the adjustments reflected below to maintain alignment with market benchmarks for each executive and in recognition of the officers’ strong performance during 2023.

	2024 Salary	2023 Salary	$ Change	% Change
Thomas L. Ryan	$1,200,000	$1,200,000	$—	—%
Eric D. Tanzberger	670,000	650,000	20,000	3.1%
Sumner J. Waring, III	670,000	650,000	20,000	3.1%
Steven A. Tidwell	610,000	580,000	30,000	5.2%
Elisabeth G. Nash	570,000	540,000	30,000	5.6%
John H. Faulk	490,000	475,000	15,000	3.2%
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our NEOs on financial and operational objectives that the Compensation Committee believes are primary drivers of shareholder value over time. In the first quarter of 2024, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our NEOs.
Incentive Targets
The Compensation Committee established each NEO’s target opportunity for 2024 consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieved the performance targets established by the Compensation Committee, NEOs would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals established a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period. The Compensation Committee will occasionally make adjustments to the target awards based on consideration of benchmark pay levels for each executive and in recognition of strong performance. The target awards for the NEOs for 2024 remained unchanged from 2023 and were as follows.

Target Award (% of Base Salary)
Thomas L. Ryan	135%
Eric D. Tanzberger	100%
Sumner J. Waring, III	100%
Steven A. Tidwell	80%
Elisabeth G. Nash	80%
John H. Faulk	80%
Performance Measures
We believe normalized earnings per share and free cash flow per share drive the performance of the Company and enhance shareholder value. Comparable preneed cemetery property production is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use and the receivable from the customer is deemed collectible. While recognition of all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, such production is driving future market share growth, adding stability to our future revenue stream, and creating future value for our shareholders over the long term. The 2024 performance measures were similar to the performance measures utilized in 2023 and are outlined below:
•Normalized Earnings per Share, which we calculated by applying a 2024 targeted 25.1% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude certain non-routine items as described below. The targeted effective tax rate is held constant for calculating our incentive compensation and therefore does not change throughout the year.
•Normalized Free Cash Flow per Share, which we calculated by beginning with our cash flows from operating activities and (1) deducting 2024 forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (2) utilizing the forecasted

42	Service Corporation International

Executive Compensation
amounts of cash taxes paid in 2024 related to normal operating activities, and (3) dividing the result by the reported weighted average diluted number of shares outstanding in 2024.
•Comparable Preneed Production is the percentage of growth over prior year of combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in US and Canadian dollars with no currency impact.
•Modifier - Inclusion of customer satisfaction ratings, specifically Google stars, aligns our NEOs’ compensation with our operational performance and success in remaining relevant with our customers.
The Compensation Committee believes it is appropriate to exclude certain non-routine items from the performance measures to encourage appropriate decision-making regarding operations and capital investments. For 2024, the Compensation Committee approved the exclusion of net gains or losses on dispositions, currency gains/losses, losses associated with the early extinguishment of debt, estimates of certain legal matters, and restructuring expense. The Compensation Committee also considered a level of share repurchases in 2024 consistent with our historical experience in setting the targets. The difference between the target and actual repurchases did not materially affect the attainment of the normalized earnings per share or normalized free cash flow per share performance measures.
For 2024, we weighted each of the performance measures at one-third. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2024. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation.
As part of the 2024 plan, the annual performance-based incentive also included an modifier based on a non-financial measure related to online customer satisfaction ratings, specifically Google stars, aligning our NEOs’ compensation with our operational performance and success in remaining relevant with our customers. This modifier allows the Compensation Committee to adjust the annual performance-based incentive downward if our online customer satisfaction ratings fall below an average of 4.25. For 2024, we exceeded the target with an average rating of 4.65; therefore, the annual performance-based award payout was not modified.
The 2024 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.
2024 PERFORMANCE TARGETS AND ACTUAL PERFORMANCE

Performance Measure	Threshold(1)	Target(2)	Max(3)	Actual Performance	Payout Percentage
Normalized Earnings Per Share	$3.45	$3.65	$3.85	$3.48	15%	72% 2024 Total Payout Percentage (of Target)
Normalized Free Cash Flow Per Share	$3.91	$4.11	$4.31	$4.40	200%
Comparable Preneed Production(4)	100.0%	102.5%	105.0%	98.8%	0%
(1)Any performance above threshold but less than target results in a payout of up to 100%.
(2)Performance at target results in a 100% payout; performance above target but less than max results in payout between 100% and 200%, respectively.
(3)Performance at max or above max results in a 200% payout.
(4)Expressed as a percentage of comparable 2024 performance compared to 2023.
As a result of the foregoing and giving effect to the weightings described above, our NEOs earned annual performance-based incentives paid in cash at 72% of their individual incentive targets. The actual dollar amounts of the payouts are set forth as indicated by footnote (2) to the Summary Compensation Table on page 51.
Long-Term Incentive Compensation
We believe that the grant of annual equity-based awards further aligns the interests of our NEOs with those of the Company’s shareholders. To best align these interests, we grant our NEOs a mix of equity awards, which include stock options, restricted stock, and performance units. These long-term incentive ("LTI") awards are important components of total compensation.
In February 2024, the Compensation Committee set each NEO’s 2024 total target value of long-term incentive compensation. In developing this total target value, the Compensation Committee considered several factors including Peer Comparator Group benchmark LTI pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the then current economic environment. Once the target value was established for each NEO, we calculated and granted to the NEO (i) the number of stock options that had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock that had a value equal to one-third of the total target value, and (iii) the number of performance units that had a value equal to one-third of the total target value. The grants were made in February 2024. This mix of equity awards is designed to focus our NEOs on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns.

2025 Proxy Statement	43

Executive Compensation
Stock Options
Stock options provide NEOs a reward value that is directly attributable to their ability to increase the value of the business and our stock price. Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
Restricted stock with service-based vesting provisions promotes retention of our NEOs and encourages stock ownership. The restricted stock awards vest at a rate of one-third per year.
Performance Units
Performance units reward NEOs for the delivery of shareholder returns that compare favorably to similarly available public company investments over a multi-year period. Effective for the 2022 performance unit awards, the performance unit plan measures the three-year total shareholder return (“TSR”) relative to the constituents of the S&P MidCap 400 index. Since SCI does not have many direct performance peers, the Compensation Committee determined that the S&P MidCap 400 is an appropriate comparator set for measuring Relative TSR as it reflects our broad competition for investor capital. Performance units are denominated in shares, which improves shareholder alignment as the underlying unit value fluctuates with our stock price.
Relative TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the S&P MidCap 400 index, with dividend reinvestment during the same period. Relative TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders and (ii) provides a useful means of comparing Company performance relative to the broader market.
The performance units also apply a normalized return on equity (ROE) modifier to the TSR metric. The normalized ROE modifier reduces the indicated performance factor by 25% if SCI's average normalized ROE over the three-year performance period does not outperform the three-year ROE average of the S&P MidCap 400® companies. The S&P MidCap 400® (of which SCI is included) provides a benchmark of our performance to companies with which we compete for investor capital at the time the performance units are granted. We cap performance unit payments at the Target amount if our absolute TSR is negative. For the 2022-2024 performance period, the average normalized ROE for SCI was 32.3% versus the S&P MidCap 400® three year ROE average of 13.3%; therefore, the performance factor was not modified.
PERFORMANCE TARGETS AND 2022-2024 ACTUAL PERFORMANCE

Performance Factor Level	SCI Weighted Average Total Shareholder Return Ranking Relative to Comparator Group at End of Performance Cycle	% of Target Award Paid as Incentive(1)	SCI(2) Actual Performance Factor
Maximum	75th Percentile or greater	200%	2022-2024 Performance Cycle Against Peers Above 55th Percentile 125% Performance Factor
Target	50th Percentile	100%
Threshold	25th Percentile	25%
Below Threshold	Less than 25th Percentile	—%
(1)Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
(2)SCI's three-year 2022-2024 TSR performance was 18%, which was between the 50th - 75th percentile of the TSR of the constituents of the S&P MidCap 400 index, resulting in a 125% performance factor.
For the 2024-2026 performance cycle, the Compensation Committee granted performance units with performance opportunities ranging from 0% to 200% of the share units as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI’s relative TSR ranking is at the 50th percentile of the TSR of the constituents of the S&P MidCap 400 index at the end of the performance cycle at December 31, 2026.

44	Service Corporation International

Executive Compensation
Other Compensation
Retirement Plans
To help retain and recruit executive level talent, the Company implemented an Executive Deferred Compensation Plan in 2005. This plan allows for an annual retirement contribution by the Company of up to 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. In addition to the Company contributions, the plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2025, the Company made the following contributions under the plan with respect to 2024 service and performance for our NEOs:

Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$177,217	$127,212	$304,429
Eric D. Tanzberger	86,321	61,964	148,285
Sumner J. Waring, III	86,321	61,964	148,285
Steven A. Tidwell	72,023	51,700	123,723
Elisabeth G. Nash	67,300	48,310	115,610
John H. Faulk	57,854	41,530	99,384
We also offer a 401(k) plan to our associates, including our NEOs. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $23,500, excluding the $7,500 catch-up contributions for eligible participants age 50 and older. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an associate's salary and annual performance-based incentive, subject to the IRS compensation limits.
Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our NEOs that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to attract, motivate, reward, and retain the executive talent required to achieve our corporate strategy:
•Financial and legal planning and tax preparation — encourages critical document preparation and financial planning advice for effective tax and retirement planning.
•Supplemental medical reimbursements — this insured benefit product covers out-of-pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.
•Enhanced life insurance — this life insurance program generally covers approximately 3.5 times the NEO's annual salary and target bonus.
•Use of Company aircraft — our NEOs are allowed limited use of aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes. The Compensation Committee periodically reviews executive benefits and perquisites as compared to prevalent practices of other organizations.

2025 Proxy Statement	45

Executive Compensation
Further Executive Compensation Practices and Policies
Provisions Regarding Clawbacks
Executive Officers
In 2023, we adopted an incentive award recoupment policy for seeking the return (clawback) of excess incentive-based compensation that executive officers received that is based on a material error in a previously issued financial statement resulting in a required accounting restatement. The scope of potential recovery extends to incentive-based compensation received by any current or former executive officer who served at any time during the three fiscal years prior to when a restatement becomes required. Incentive compensation includes any cash bonus awarded under the Company's annual incentive plan and any equity-based awards granted pursuant to our Company's long-term incentive plans that are earned, paid/granted or vested wholly (or in part) upon the attainment of any financial reporting measure of the Company.
If the circumstances for recoupment are triggered, the Company could seek to recover from the executive officer the following erroneously awarded compensation:
•The amount of incentive compensation received that exceeds the amount of incentive compensation that otherwise would have been received had the amount of incentive compensation been determined based on the restated financial reporting measures, computed without regard to any taxes paid by the executive officer or by the Company on the executive officer’s behalf.
•For incentive compensation based on total shareholder return or Company stock price, where the amount of erroneously awarded compensation cannot be recalculated from information in an accounting restatement, the amount of erroneously awarded compensation is based on a reasonable estimate by the Compensation Committee of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received.
Under the policy, the Company may not provide executive officers with indemnity or insurance to insulate them from recovery. The policy applies to all compensation received on or after October 2, 2023.
Other Officers
In addition, we have provisions for seeking the return (clawback) from our Officers (who are not named executive officers) of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions cover the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions are triggered if the Board of Directors determines that an Officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company could seek to recover from the offending Officer the following:
•The actual annual performance-based incentive paid in cash to the Officer must be returned, but only if the original payment would have been lower if it had been based on the restated financial results.
•Vested and unvested options are cancelled and gains from sales of exercised stock options at any time after the filing of the incorrect financial statements must be returned.
•The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements must be returned and any remaining unvested restricted stock awards are forfeited.
•Any unpaid performance unit award is forfeited and Officer must repay the entire amount of the performance unit award payment if the award is paid after the ending date of the period covered by the incorrect financial statements.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing Directors, Officers and employees with regard to transactions involving the Company’s securities, including purchases and sales of common stock, which is reasonably designed to promote compliance with insider trading laws, rules and regulations, as well as listing standards. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations. The policy was updated in 2023 to reflect the SEC's amendments to Rule 10b5-1, which relate to 10b5-1 trading plan requirements.
Practices Regarding Timing of Equity Grants
The Compensation Committee authorizes all equity awards during its regularly scheduled quarterly meeting in February each year. The scheduling of this February meeting is established by the Compensation Committee during a meeting the prior November. By the time the Compensation Committee meets in February, the Company has already announced its year-end earnings and filed its Form 10-K for that period. All agreements for equity grants have the same effective date as the date of the Compensation Committee’s February meeting. While the Company does not maintain a formal policy on the issuance of equity awards, it does not, and has not, coordinated the release of material non-public information (MNPI) to influence the value of executive compensation. Furthermore, the Company believes the current grant timing approach effectively reduces the likelihood of issuing awards while in possession of MNPI.

46	Service Corporation International

Executive Compensation

Stock Ownership Guidelines and Retention Requirements
We have stock ownership guidelines for Officers. Stock ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company-sponsored 401(k) plan, grants of restricted stock, and shares retained after exercise of stock options. The policy requires an Officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that Officer has met the ownership guidelines.
For each Officer, the stock ownership guideline is the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new Officer has an initial period of five years to achieve the target ownership level.
The table below sets forth our current ownership guidelines for our NEOs (excluding Mr. Tidwell) and their holdings, excluding stock options, as of March 11, 2025 (further details are provided in the footnotes to the tables of Director and Officer shareholdings listed under the “Voting Securities and Principal Holders”).

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, Chairman of the Board and Chief Executive Officer	6	90,034	111	1,659,337	(1)
Eric D. Tanzberger, Executive Vice President and Chief Financial Officer	4	25,134	19	170,526
Sumner J. Waring, III, President	4	33,513	35	302,210
Elisabeth G. Nash, Senior Vice President, Operations Services	3	21,383	31	221,871
John H. Faulk Senior Vice President, Chief Operating Officer	3	18,382	8	54,681
(1) Includes 157,899 shares held in family trusts over which Thomas L. Ryan has investment control but is not a trustee.

AT MARCH 11, 2025, OUR NAMED EXECUTIVE OFFICERS HAVE EXCEEDED THEIR OWNERSHIP GUIDELINE LEVELS FOR 2025.

Policies on Hedging and Pledging
In 2013, we established policies to prohibit Officers and Directors from hedging or pledging their SCI stock ownership. These policies apply only to Officers and Directors. All officers and members of the Board are prohibited from (i) purchasing any financial instrument that is designed to hedge or offset any decrease in the market value of their ownership of the Company’s equity securities, including, but not limited to, prepaid forward contracts, options, puts, calls, equity swaps, collars, other derivative instruments, or any other similar type of financial transaction, or (ii) holding equity securities of the Company in a margin account or pledging equity securities of the Company as collateral for a loan or for any other type of financial transaction.
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Thomas L. Ryan, Eric D. Tanzberger, Sumner J. Waring, Elisabeth G. Nash and John H. Faulk. These agreements have current terms expiring December 31, 2025. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the NEOs’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of the NEOs and other officers with employment agreements in effect and the terms and conditions of their employment and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, our executive employment agreements do not include any obligation to pay tax gross-ups in the event of a change in control of the Company. In 2021, we replaced our executive employment agreements with updated terms (see page 57 for more information). For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” beginning on page 57.

2025 Proxy Statement	47

Executive Compensation
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the executive management talent required to achieve our corporate strategy. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a potential distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant and features that are commonly used by other publicly traded companies. We removed automatic single-trigger vesting upon change in control effective for equity awards granted in 2022. For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” on page 59.

48	Service Corporation International

Executive Compensation
How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relationship to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:
•Reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;
•Determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;
•Ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and
•Approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2024 were Anthony L. Coelho, Jr., Ellen Ochoa, C. Park Shaper, and Marcus A. Watts. No member of the Compensation Committee in 2024 is an Officer or employee of the Company or any of its subsidiaries, or had any relationships requiring disclosure by the Company.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2024 included preparation of competitive benchmarking reviews regarding the executive and Director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In November 2023, in its consideration of 2024 compensation for the NEOs, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the NEOs, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Comparator Group”). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Comparator Group for 2024 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Comparator Group based on company size parameters. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model. For example, the Company sells preneed contracts (approximately $2.6 billion in 2024) that are substantially deferred into its growing backlog that will be recognized as future revenue at the time of need or when the services and merchandise are provided. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of approximately $8.9 billion in trust assets and related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of 25,000 employees, including approximately 3,600 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Comparator Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Comparator Group used to inform 2024 pay decisions comprised 166 companies set forth in Annex B in this Proxy Statement, against which SCI is positioned near or above the median in terms of revenue, market capitalization, and enterprise value. The Peer Comparator Group does not include Carriage Services, Inc., a direct industry competitor, as it did not meet the relevant financial criteria for inclusion.

2025 Proxy Statement	49

Executive Compensation
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Committee reviewed the 2024 total compensation design components and determined that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this Proxy Statement include this Compensation Discussion and Analysis.
COMPENSATION COMMITTEE

Ellen Ochoa, Chair	Anthony L. Coelho	C. Park Shaper	Marcus A. Watts

50	Service Corporation International

Executive Compensation
Executive Compensation Tables
Summary Compensation Table
The following table sets forth information for each year in the three-year period ended December 31, 2024 with respect to NEOs. The determination as to which executive Officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Thomas L. Ryan Chairman of the Board Chief Executive Officer	2024	$1,200,000	$6,031,169	$2,436,226	$1,162,890	$—	$944,604	$11,774,889
	2023	1,200,000	5,155,621	2,292,620	1,489,914	—	1,118,573	11,256,728
	2022	1,200,000	4,483,147	2,203,060	3,120,000	—	1,729,976	12,736,183
Eric D. Tanzberger Executive Vice President Chief Financial Officer	2024	670,000	1,511,182	609,920	480,948	—	446,667	3,718,717
	2023	650,000	1,310,454	584,955	597,805	—	486,410	3,629,624
	2022	630,000	1,047,747	515,516	1,260,000	—	672,506	4,125,769
Sumner J. Waring, III President	2024	670,000	1,436,638	580,548	480,948	—	400,698	3,568,832
	2023	650,000	1,232,241	549,555	597,805	—	468,236	3,497,837
	2022	630,000	987,299	484,673	1,260,000	—	677,640	4,039,612
Steven A. Tidwell(5) Former Senior Vice President, Sales and Marketing	2024	610,000	965,665	390,487	350,303	—	273,380	2,589,835
	2023	580,000	852,353	379,294	426,741	—	333,852	2,572,240
	2022	560,000	732,919	360,200	896,000	—	494,628	3,043,747
Elisabeth G. Nash Senior Vice President Operations Services	2024	570,000	830,133	335,197	327,332	—	255,171	2,317,833
	2023	540,000	727,852	325,350	397,310	—	317,068	2,307,580

John H. Faulk Senior Vice President Chief Operating Officer	2024	490,000	620,058	250,534	281,391	—	253,707	1,895,690

(1)The Stock Awards column, which includes the Performance Unit Plan denominated in shares, and the Option Awards column set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 11 to the consolidated financial statements included in the SCI 2024 Annual Report on Form 10-K.
(2)The Non-Equity Incentive Plan (EIP) column includes annual performance incentive paid in cash.
(3)This column previously set forth the change in the actuarial present value of each executive’s accumulated benefit in 2022 for the Supplemental Executive Retirement Plan for Senior Officers (Senior SERP). During the year ended December 31, 2022, Thomas L. Ryan's pension value declined $29,190, and Eric D. Tanzberger's declined $23,055. The assumptions made for quantifying the present value of the benefits are set forth in Note 12 to the consolidated financial statements included in the SCI 2024 Annual Report on Form 10-K. In December 2022, we amended the Senior SERP to terminate the participation of all our active employees, which resulted in the payment of a discounted lump sum of the future benefits payable to Thomas L. Ryan and Eric D. Tanzberger in the amount of $192,806 and $95,685, respectively; these amounts are included in all other compensation column. As a result of the termination, in 2023 and 2024, the value of the Senior SERP for our NEOs is zero.
(4)See 2024 All Other Compensation table below for more information.
(5)In connection with Steven A. Tidwell's retirement, his then-outstanding stock options and restricted stock awards were accelerated, in accordance with the terms of the applicable award agreements, contingent upon (i) Mr. Tidwell's reaffirming the non-compete obligations in his employment agreement and (ii) providing a clawback in the event of a violation of his non-compete obligations. The settlement of Mr. Tidwell's performance unit grant awards will remain at risk and be determined at the end of each performance cycle based on the payment factors set forth in the award agreements. Under the terms of his retirement arrangement, Mr. Tidwell will also provide succession planning, transition and other consultative services to the Company through June 30, 2025.

2025 Proxy Statement	51

Executive Compensation
2024 ALL OTHER COMPENSATION TABLE

Name	Contributions To Deferred Compensation Plan(1)	Contributions to 401(k) Plan(1)	Life Insurance Related(2)	Perquisites and Other Personal Benefits(3)		Total All Other Compensation
Thomas L. Ryan	$603,679	25,875	22,396	292,654	(4)	$944,604
Eric D. Tanzberger	266,728	25,875	6,428	147,636	(5)	446,667
Sumner J. Waring, III	266,728	25,875	6,667	101,428	(6)	400,698
Steven A. Tidwell	209,615	25,875	12,294	25,596	(7)	273,380
Elisabeth G. Nash	193,702	25,875	13,641	21,953	(8)	255,171
John H. Faulk	165,416	25,875	3,497	58,919	(9)	253,707
(1)The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2024, (ii) performance contribution for 2024, and (iii) a restoration match for the 2023 plan year paid in 2024.
(2)The amounts represent payments for term life insurance premiums or supplemental life insurance.
(3)The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of the engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses incurred that are not reimbursed to the executive by the Company’s health insurance.
(4)For Thomas L. Ryan, includes $241,785 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.
(5)For Eric D. Tanzberger, includes $107,779 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(6)For Sumner J. Waring, III, includes $70,553 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(7)For Steven A. Tidwell, includes costs regarding medical reimbursement and tax and financial planning.
(8)For Elisabeth G. Nash, includes $9,435 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.
(9)For John H. Faulk, includes $28,044 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

52	Service Corporation International

Executive Compensation
Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2024 with the four lines pertaining to:
•First line - Annual Performance-Based Incentives Paid in Cash
•Second line - Performance Units, granted February 14, 2024
•Third line - Restricted Stock, granted February 14, 2024
•Fourth line - Stock Options, granted February 14, 2024
GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Ryan	—	1,620,000	3,240,000
				8,900	35,600	71,200					3,543,085
							35,600				2,488,084
								141,000	70.58	70.58	2,436,226
Eric D. Tanzberger	—	670,000	1,340,000
				2,230	8,920	17,840					887,762
							8,920				623,419
								35,300	70.58	70.58	609,920
Sumner J. Waring, III	—	670,000	1,340,000
				2,120	8,480	16,960					843,971
							8,480				592,667
								33,600	70.58	70.58	580,548
Steven A. Tidwell	—	488,000	976,000
				1,425	5,700	11,400					567,292
							5,700				398,373
								22,600	70.58	70.58	390,487
Elisabeth G. Nash	—	456,000	912,000
				1,225	4,900	9,800					487,672
							4,900				342,461
								19,400	70.58	70.58	335,197
John H. Faulk	—	392,000	784,000
				915	3,660	7,320					364,261
							3,660				255,797
								14,500	70.58	70.58	250,534
The material terms of each element of compensation are described in the “Compensation Discussion and Analysis.”
In the table above, the performance unit grants are valued using a Monte Carlo valuation at the grant date. In addition, the 2024 performance units provide for pro-rata vesting in the event of (i) death, (ii) disability, (iii) at the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro-rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target if the executive is terminated without cause or resigns for good reason within the time period that begins 60 days before a change in control and ends two years after a change in control, or if the acquiring company fails to assume or replace the outstanding equity upon the change of control. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) upon a change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.

2025 Proxy Statement	53

Executive Compensation
Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options, restricted stock awards, and performance unit plan share awards that have not vested as of the end of our last completed fiscal year.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2024

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(6) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	200,000	—		$37.53	2/13/2026	69,000	$5,507,580	207,000	$16,522,740
	289,000	—		42.63	2/20/2027
	352,000	—		50.82	2/19/2028
	235,000	—		49.59	2/17/2029
	133,333	66,667	(1)	59.76	2/16/2030
	45,333	90,667	(2)	70.34	2/15/2031
	—	141,000	(3)	69.98	2/14/2032
Eric D. Tanzberger	80,800	—		50.82	2/19/2028	17,167	1,370,243	50,900	4,062,838
	54,800	—		49.59	2/17/2029
	31,200	15,600	(1)	59.76	2/16/2030
	11,566	23,134	(2)	70.34	2/15/2031
	—	35,300	(3)	69.98	2/14/2032
Sumner J. Waring, III	36,100	—		50.82	2/19/2028	16,240	1,296,277	48,080	3,837,746
	50,300	—		49.59	2/17/2029
	29,333	14,667	(1)	59.76	2/16/2030
	10,866	21,734	(2)	70.34	2/15/2031
	—	33,600	(3)	69.98	2/14/2032
Steven A. Tidwell (4)	38,000	—		49.59	2/17/2029	—	—	—	—
	32,700	—		59.76	2/16/2030
	22,500	—		70.34	2/15/2031
	22,600	—		69.98	2/14/2032
Elisabeth G. Nash	42,400	—		37.53	2/13/2026	9,610	767,070	28,940	2,309,991
	34,500	—		42.63	2/20/2027
	44,700	—		50.82	2/19/2028
	30,200	—		49.59	2/17/2029
	18,733	9,367	(1)	59.76	2/16/2030
	6,433	12,867	(2)	70.34	2/15/2031
	—	19,400	(3)	69.98	2/14/2032
John H. Faulk	29,100	—		37.53	2/13/2026	6,990	557,942	20,700	1,652,274
	24,600	—		42.63	2/20/2027
	32,700	—		50.82	2/19/2028
	22,400	—		49.59	2/17/2029
	12,733	6,367	(1)	59.76	2/16/2030
	4,633	9,267	(2)	70.34	2/15/2031
	—	14,500	(3)	69.98	2/14/2032

54	Service Corporation International

Executive Compensation
(1)These unexercisable options expiring 2/16/2030 vest 100% on 02/16/2025.
(2)These unexercisable options expiring 2/15/2031 vest 50% each on 02/16/2025 and 02/15/2026.
(3)These unexercisable options expiring 2/14/2032 vest 33% each on 02/16/2025, 02/15/2026, and 02/14/2027.
(4)In connection with Steven A. Tidwell's retirement as outlined on p. 50, the Compensation Committee approved the immediate acceleration of Mr. Tidwell's 48,500 nonqualified stock options and 11,200 restricted stock awards.
(5)The restricted stock for each person in the table vests as follows:

	Shares Vesting 03/05/2025	Shares Vesting 03/05/2026	Shares Vesting 03/05/2027	Total Shares Vesting
Thomas L. Ryan	34,500	22,633	11,867	69,000
Eric D. Tanzberger	8,483	5,710	2,974	17,167
Sumner J. Waring, III	8,013	5,400	2,827	16,240
Elisabeth G. Nash	4,823	3,153	1,634	9,610
John H. Faulk	3,450	2,320	1,220	6,990
(6)These unearned performance unit plan share units vest as indicated below upon attainment of certain performance goals based on our three-year TSR as discussed in the Compensation Discussion and Analysis. Based on our 2024 performance exceeding the target goals, the share unit amounts and fair values disclosed in this table and the vesting schedule below represent the maximum awards, which could change over the remaining performance period.

	PUP Share Units Vesting 02/17/2025	PUP Share Units Vesting 02/16/2026	PUP Share Units Vesting 02/15/2027	Total PUP Share Units Vesting
Thomas L. Ryan	71,200	64,600	71,200	207,000
Eric D. Tanzberger	16,640	16,420	17,840	50,900
Sumner J. Waring, III	15,680	15,440	16,960	48,080
Elisabeth G. Nash	10,020	9,120	9,800	28,940
John H. Faulk	6,780	6,600	7,320	20,700
Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock options and each vesting of restricted stock during the last fiscal year on an aggregated basis.
OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2024

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	627,000	$28,437,402	36,000	$2,666,160
Eric D. Tanzberger	66,200	2,108,563	8,634	639,434
Sumner J. Waring, III	36,100	1,291,206	8,053	596,405
Steven A. Tidwell(2)	144,695	4,817,894	17,087	1,333,335
Elisabeth G. Nash	56,100	3,190,837	4,910	363,635
John H. Faulk	—	—	3,504	259,506
(1)Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 36,000 shares with a value of $2,666,160 for Thomas L. Ryan, 4,317 shares with a value of $319,717 for Eric D. Tanzberger and 3,437 shares with a value of $254,544 for Elisabeth G. Nash.
(2)In connection with Steven A. Tidwell's retirement as outlined on p. 50, the Compensation Committee approved the immediate acceleration of Mr. Tidwell's 11,200 restricted stock awards, which had a realized value of $897,344 as of December 31, 2024, along with 48,500 nonqualified stock options, none of which had been exercised as of that date.
Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for our executive officers, in which the NEOs participate. The plan allows for Company contributions, including annual contributions of up to 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash.

2025 Proxy Statement	55

Executive Compensation
The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions. If the participant retires on or after age 60 with ten years of service or age 55 with 20 years of service, the Compensation Committee may in its sole discretion elect to immediately vest 100% of the unvested contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral. The following tables provide information concerning contributions, earnings, and other information under the Executive Deferred Compensation Plan.
NONQUALIFIED DEFERRED COMPENSATION IN 2024

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$3,357,047	$603,679	$8,886,686	$6,650,762	$66,564,307
Eric D. Tanzberger	390,809	266,728	649,761	3,038,591	11,771,060
Sumner J. Waring, III	223,339	266,728	1,341,572	134,640	8,113,801
Steven A. Tidwell	409,852	209,615	961,607	—	8,888,391
Elisabeth G. Nash	1,004,184	193,702	3,558,381	—	26,241,612
John H. Faulk	93,679	165,416	631,477	152,259	3,316,923
(1)These executive contributions were made in 2024 and are included in the Summary Compensation Table for the year 2024 in the amounts and in the table titled Executive Contributions in 2024 below.
(2)The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.
(3)The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.
(4)The amounts below include reported contributions included in the Summary Compensation Table for years prior to 2024 and are included in the table titled Cumulative Contributions from Previous Years below.
EXECUTIVE CONTRIBUTIONS IN 2024

			Stock Awards
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$120,000	$148,992	$575,407	$2,512,648
Eric D. Tanzberger	40,154	35,868	—	314,787
Sumner J. Waring, III	40,154	59,781	123,404	—
Steven A. Tidwell	91,327	85,349	233,176	—
Elisabeth G. Nash	227,539	238,386	296,170	242,089
John H. Faulk	58,731	34,948	—	—
The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:
CUMULATIVE CONTRIBUTIONS FROM PREVIOUS YEARS

Thomas L. Ryan	$48,602,926
Eric D. Tanzberger	9,976,302
Sumner J. Waring, III	5,763,921
Steven A. Tidwell	4,391,025
Elisabeth G. Nash	1,464,840
John H. Faulk	—

56	Service Corporation International

Executive Compensation
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2024, the available measurement funds and their respective returns were as follows:

Fund Name	2024 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	12.35%
Advisor Managed Portfolio - Conservative Allocation	4.96%
Advisor Managed Portfolio - Growth Allocation	10.97%
Advisor Managed Portfolio - Moderate Allocation	7.08%
Advisor Managed Portfolio - Moderate Growth Allocation	9.37%
American Funds IS New World - Class 1	6.86%
Charles Schwab S&P 500 Index	24.95%
ClearBridge Variable Small Cap Growth - Class I	4.50%
DFA VA International Value	6.62%
DFA VA U.S. Targeted Value	8.14%
DFA VIT Inflation-Protected Securities - Instl Class	1.88%
Fidelity VIP Growth - Initial Class	30.39%
Fidelity VIP Investment Grade Bond - Initial Class	1.79%
Goldman Sachs VIT Gov't Money Market - Instl Shares	5.17%
Janus Henderson VIT Enterprise - Instl Shares	15.61%
MFS Mid Cap Value - Initial Class	13.75%
MFS VIT II International Intrinsic Value - Initial Class	7.25%
MFS VIT III Global Real Estate - Initial Class	(2.69%)
NYLI VP MacKay High Yield Corp Bond - Initial Class	7.12%
PIMCO VIT Emerging Markets Bond - Admin Shares	7.52%
SCI General Account Fund	3.00%
SCI Stock Fund	16.61%
Thrivent Series Small Cap Index	8.44%
Vanguard VIF Diversified Value	14.89%
Vanguard VIF International	9.01%
Vanguard VIF Mid Cap Index	15.08%
Vanguard VIF Short-Term Investment-Grade	4.89%
Vanguard VIF Total International Stock Market Index	5.06%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant or beneficiary may elect a lump sum payment within 60 days.
Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the NEOs except Steven A. Tidwell. These agreements have current terms expiring December 31, 2025. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 11, 2025, the base salaries for Thomas L. Ryan, Eric D. Tanzberger, Sumner J. Waring, III, Elisabeth G. Nash and John H. Faulk are $1,200,000, $700,000, $700,000, $580,000, and $550,000, respectively.

2025 Proxy Statement	57

Executive Compensation
Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Prorated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination of employment due to disability, the executive or his estate is entitled to receive (i) his salary during the period beginning on the date Company determines that executive is disabled and ending twenty-four (24) weeks thereafter, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Prorated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.
In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:
•a lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”);
•an amount equal to his or her target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”); and
•continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
Upon termination of his or her employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change in control includes any of the following:
•any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);
•our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);
•consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or
•our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:
•more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);
•no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and
•a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.
Equity compensation issued prior to 2022 fully vests after a change in control occurs, whereas cash-related compensation requires employment termination to receive any actual payment. Effective with our 2022 equity awards, the Compensation Committee removed the automatic single trigger vesting upon a change in control. Instead, vesting will occur only if:
•the Committee determines that the Company will not honor, assume, or replace the outstanding equity awards with an alternate comparable award; or
•the Employee is terminated without cause or resigns for good reason within the time period that begins 60 days before a change in control and ends two years after a change in control.

58	Service Corporation International

Executive Compensation
Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to NEOs in the event of a termination of employment. The amount of compensation payable to each NEO(1) in each situation is listed in the tables below. In addition, each NEO is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2024.”
EXECUTIVE PAYMENTS AND BENEFITS UPON TERMINATION AS OF DECEMBER 31, 2024

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$3,562,890	$1,716,736	$2,362,890	$10,080,000
	Long-Term Incentives	—	15,480,892	15,480,892	15,480,892	18,293,811
	Other Benefits	—	6,252,033	6,252,033	13,252,033	6,252,033
	Total	—	25,295,815	23,449,661	31,095,815	34,625,844
Eric D. Tanzberger	Salary and Bonus	—	1,820,948	790,179	1,150,948	4,690,000
	Long-Term Incentives	—	3,795,682	3,795,682	3,795,682	4,503,706
	Other Benefits	—	1,018,026	1,018,026	4,018,026	1,018,026
	Total	—	6,634,656	5,603,887	8,964,656	10,211,732
Sumner J. Waring, III	Salary and Bonus	—	1,820,948	790,179	1,150,948	4,690,000
	Long-Term Incentives	—	3,584,914	3,584,914	3,584,914	4,255,674
	Other Benefits	—	362,256	362,256	3,362,256	362,256
	Total	—	5,768,118	4,737,349	8,098,118	9,307,930
Elisabeth G. Nash	Salary and Bonus	—	1,467,332	590,409	897,332	3,534,000
	Long-Term Incentives	—	2,164,783	2,164,783	2,164,783	2,555,096
	Other Benefits	—	758,711	758,711	3,758,711	758,711
	Total	—	4,390,826	3,513,903	6,820,826	6,847,807
John H. Faulk	Salary and Bonus	—	1,261,391	507,545	771,391	3,038,000
	Long-Term Incentives	—	1,544,212	1,544,212	1,544,212	1,832,835
	Other Benefits	—	254,758	254,758	3,254,758	254,758
	Total	—	3,060,361	2,306,515	5,570,361	5,125,593
(1)Steven A. Tidwell, whose retirement became effective as of October 1, 2024, is excluded from the table above. In connection with Mr. Tidwell's retirement as outlined on p. 50, the Compensation Committee approved the immediate acceleration of Mr. Tidwell's 11,200 restricted stock awards, which had a realized value of $897,344 as of December 31, 2024, along with 48,500 nonqualified stock options, none of which had been exercised as of that date.
Below is a description of the assumptions that were used in creating the table above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the individual's employment agreements. See “Executive Employment Agreements” above. At December 31, 2024, each of the employment agreements had a term expiring December 31, 2025 except Steven A. Tidwell. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options; accelerated vesting for voluntary termination at retirement occurs at the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.

2025 Proxy Statement	59

Executive Compensation
Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur at the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion preceding the table “Nonqualified Deferred Compensation in 2024” above.
Under the columns “Involuntary Not for Cause Termination”, “Disability”, “Death”, and “Change of Control: Involuntary or Good Reason Termination”, the tables include the accelerated vesting of the unvested amounts in the Executive Deferred Compensation Plan. Under the columns, “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The table also includes life insurance proceeds under the “Death” column.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 31, 2024 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, and seasonal employees who were employed at that date. After identifying the median employee, we calculated annual 2024 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 51 of this Proxy Statement. The median employee’s 2024 total compensation was $42,640. The CEO’s 2024 annual total compensation was $11,774,889, which is 276 times the annual total compensation of the median employee (excluding the CEO).
We believe that the above pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. In addition, because the Securities and Exchange Commission rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
Pay Versus Performance
As discussed in the Compensation Discussion and Analysis beginning on page 35, our Compensation Committee has implemented an executive compensation program designed to link our NEOs’ compensation to the achievement of SCI’s financial, operational, and strategic objectives, and to align our executive pay with changes in the value of our shareholders’ investments. The following table sets forth additional compensation information for our NEOs, calculated in accordance with SEC regulations, for fiscal years 2024, 2023, 2022, 2021, and 2020.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table (SCT) Total Compensation for CEO(1)	Compensation Actually Paid to CEO(1),(2),(4)	Average SCT Total Compensation for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(1),(3),(4)	Cumulative TSR	Peer Group Cumulative TSR(5)	Post-Tax Net Income (In thousands)	Normalized Earnings Per Share(6)
2024	$11,774,889	$17,758,374	$2,818,182	$4,401,771	$188.20	$106.50	$518,648	$3.48
2023	11,256,728	11,187,121	3,001,820	2,971,933	158.90	126.90	537,317	3.44
2022	12,736,183	14,191,951	3,528,998	4,193,758	157.70	116.00	565,338	3.85
2021	11,708,035	29,259,594	3,229,307	6,124,407	159.40	155.30	802,939	4.53
2020	11,529,920	13,218,050	2,920,816	3,233,364	108.60	109.00	515,907	2.86
(1)For each year presented, Thomas L. Ryan was our CEO and Eric D. Tanzberger, Sumner J. Waring, III, and Steven A. Tidwell were included in Other NEOs. For years 2022 and 2021, Gregory T. Sangalis was included in Other NEOs. Gregory T. Sangalis effectively retired on March 22, 2023 and was replaced as a NEO by Elisabeth G. Nash. For years 2024 and 2023, Elisabeth G. Nash was included in Other NEOs. Steven A. Tidwell effectively retired on October 1, 2024. For year 2024, John H. Faulk was added to the individuals comprising the Other NEOs.

60	Service Corporation International

Executive Compensation
(2)To calculate the amounts in the "Compensation Actually Paid to CEO" column in the table above, the following amounts were deducted from and added to (as applicable) our CEO's "Total" compensation as reported in the SCT:

Compensation Actually Paid to CEO	2024	2023	2022	2021	2020
Total Compensation as Reported in SCT	$11,774,889	$11,256,728	$12,736,183	$11,708,035	$11,529,920
Pension and Equity Values Reported in SCT	(8,467,395)	(7,448,241)	(6,879,013)	(6,021,236)	(7,318,678)
Fair Value of Equity Compensation Granted in Current Year - Value at Year End	10,425,682	6,644,691	9,821,155	12,367,931	6,744,257
Dividends Paid on Unvested Restricted Share Awards	91,080	77,728	77,588	73,011	69,654
Change in the Fair Value of Awards Made in Prior Fiscal Years That Were Unvested at End of Current Fiscal Year	3,032,178	(194,998)	2,187,970	10,527,347	1,233,016
Change in the Fair Value of Awards Made in Prior Fiscal Years That Vested During Current Fiscal Year	901,940	851,213	(3,751,932)	604,506	959,881
Compensation Actually Paid to CEO	$17,758,374	$11,187,121	$14,191,951	$29,259,594	$13,218,050
(3)To calculate the amounts in the "Average Compensation Actually Paid to Other NEOs" column in the table above, the following amounts were deducted from and added to (as applicable) our Other NEOs "Total" compensation as reported in the SCT for that year:

Average Compensation Actually Paid to Other NEOs	2024	2023	2022	2021	2020
Total Compensation as Reported in SCT	$2,818,182	$3,001,820	$3,528,998	$3,229,307	$2,920,816
Pension and Equity Values Reported in SCT	(1,506,072)	(1,490,513)	(1,317,879)	(1,154,731)	(1,373,938)
Fair Value of Equity Compensation Granted in Current Year - Value at Year End	1,854,388	1,329,663	1,900,629	2,013,352	1,267,017
Dividends Paid on Unvested Restricted Share Awards	19,313	15,036	14,891	13,840	12,994
Change in the Fair Value of Awards Made in Prior Fiscal Years That Were Unvested at End of Current Fiscal Year	832,155	(39,400)	772,621	1,972,241	228,765
Change in the Fair Value of Awards Made in Prior Fiscal Years That Vested During Current Fiscal Year	383,805	155,327	(705,502)	50,398	177,710
Average Compensation Actually Paid to Other NEOs	$4,401,771	$2,971,933	$4,193,758	$6,124,407	$3,233,364
(4)The weighted average key assumptions utilized to determine the equity awards adjustments in the Compensation Actually Paid tables above were as follows:

Weighted Average Assumptions	2024	2023	2022	2021	2020
Dividend Yield	1.7%	1.5%	1.6%	1.7%	1.7%
Expected Volatility	26.8%	27.4%	26.2%	24.2%	21.8%
Risk-Free Interest Rate	4.4%	4.2%	2.9%	0.4%	0.8%
Expected Holding Period (Years)	2.6	2.6	2.1	2.1	2.1
Market Price of Stock	$75.60	$70.10	$63.95	$60.74	$48.93
Exercise Price	$63.29	$56.64	$50.53	$45.67	$40.06
(5)The Peer Group Cumulative TSR set forth in this table utilizes a custom group of peer companies (the “Peer Group”), which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The Peer Group in 2024 comprises Carriage Services, Inc. and Matthews International Corp. as Hillenbrand spun off their industry related business and Park Lawn Corporation is no longer a public company. The Peer Group in 2020-2023 comprises Carriage Services, Inc., Hillenbrand Inc., Matthews International Corp., and Park Lawn Corporation. TSR is determined based on the value of an initial fixed investment of $100. Total return data assumes reinvestment of dividends.
(6)We believe normalized earnings per share drives the performance of the Company and enhances shareholder value. Normalized Earnings per Share is calculated by applying a targeted effective tax rate of approximately 25.1% to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude certain non-routine items as described in the Performance Measures section of the Compensation Discussion and Analysis (CD&A) on page 42. The following is the list of the metrics used by the Company to link the compensation of our NEOs to Company performance.

2024 Compensation Metrics (discussed in detail in the Compensation Discussion & Analysis section)
Normalized Earnings Per Share	Customer Satisfaction Ratings
Normalized Free Cash Flow Per Share	Total Shareholder Return
Comparable Preneed Production	Normalized Return on Equity

2025 Proxy Statement	61

Executive Compensation
COMPENSATION ACTUALLY PAID AND NORMALIZED EPS ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	Normalized Earnings Per Share
COMPENSATION ACTUALLY PAID AND POST-TAX NET INCOME ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	Post-Tax Net Income (in millions)
COMPENSATION ACTUALLY PAID AND TSR ALIGNMENT

Compensation Actually Paid to CEO (in millions)
Average Compensation Actually Paid to Other NEOs (in millions)
—	SCI Cumulative TSR
—	Peer Group Cumulative TSR

62	Service Corporation International

Certain Transactions

In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, Officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chair. Then, the Committee or the Chair will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee reviewed and approved the following reported transactions:
In 2024, SCI Shared Resources, LLC, a subsidiary of the Company, paid $276,696 in compensation to Mr. Bryan Bentley in his capacity as an employee. Mr. Bentley is the son-in-law of Alan R. Buckwalter, a Director of the Company.
Mr. R. L. Waltrip was the Founder and Chairman Emeritus of the Company. He was also the father of Mr. W. Blair Waltrip, a Director of the Company. Mr. R. L. Waltrip passed away on February 27, 2023. Pursuant to the terms of his employment agreement, in 2024, Mr. R. L. Waltrip’s Estate was paid $768,823, which is the remainder of his 2023 base salary as well as a pro rated bonus of $69,564.
As approved by the Committee in 2024, the family of Sumner J. Waring, III, President, has had a relationship with SCI that began in 1996, when the family sold its business to SCI. Sumner Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in 2026 for which the Company paid rent of $200,000 in 2024. The total amount of real estate rent paid annually to Mrs. Waring's company is approximately 1% of the total rent paid by the Company for leasing real estate.

2025 Proxy Statement	63

Voting Securities and Principal Holders

Principal Holders of SCI Stock
The table below sets forth information with respect to any person who is known to the Company as of March 11, 2025 to be the beneficial owner of more than five percent of the Company’s Common Stock. As of March 11, 2025, 144,095,780 shares of the Company's shares were issued and outstanding.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Baillie Gifford & Co Calton Square 1 Greenside Row Edinburgh EH1 3AN Scotland, UK	11,021,241	(1)	7.6%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	13,645,689	(2)	9.2%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	14,888,561	(3)	10.1%
Select Equity Group, L.P. 380 Layfayette Street, 6th Floor New York, NY 10003	9,123,512	(4)	6.3%
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, MD 21201	8,461,254	(5)	5.9%
(1)This information is as of December 31, 2024 and is based solely on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 6, 2025 by Baillie Gifford & Co., which reported sole voting power for 8,641,703 shares, shared voting power for no shares, sole dispositive power for 11,021,241, and shared dispositive power for no shares.
(2)This information is as of December 31, 2023 and is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on January 24, 2024 by BlackRock, Inc., which reported sole voting power for 12,961,542 shares, shared voting power for no shares, sole dispositive power for 13,645,689 shares, and shared dispositive power for no shares.
(3)This information is as of December 31, 2023 and is based solely on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 13, 2024 by The Vanguard Group, Inc., which reported sole voting power for no shares, shared voting power for 80,247 shares, sole dispositive power for 14,649,589 shares, and shared dispositive power for 238,972 shares.
(4)This information is as of September 30, 2024 and is based solely on a Schedule 13 G/A filed with the Securities and Exchange Commission on November 14, 2024 by Select Equity Group, L.P., which reported sole voting power for no shares, shared voting power for 9,123,512 shares, sole dispositive power for no shares, and shared dispositive power for 9,123,512 shares.
(5)This information is as of September 30, 2024 and is based solely on a Schedule 13 G/A filed with the Securities and Exchange Commission on November 14, 2024 by T. Rowe Price Investment Management, Inc., which reported sole voting power for 7,885,523 shares, shared voting power for no shares, sole dispositive power for 8,461,254 shares, and shared dispositive power for no shares.

64	Service Corporation International

Voting Securities and Principal Holders
Executive Officer and Director Ownership of SCI Stock
The table below sets forth, as of March 11, 2025, the amount of the Company’s Common Stock beneficially owned by each NEO, each Director nominee, and all Directors and executive Officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class(4)
Thomas L. Ryan	1,659,337		1,363,666	3,023,003	2.1%
Eric D. Tanzberger	170,526		217,299	387,825	*
Sumner J. Waring, III	302,210		163,333	465,543	*
Elisabeth G. Nash	221,871		199,232	421,103	*
Steven A. Tidwell	69,087		115,800	184,887	*
John H. Faulk	54,681		141,999	196,680	*
Alan R. Buckwalter	37,652		—	37,652	*
Anthony L. Coelho	59,024		—	59,024	*
Jakki L. Haussler	8,257		—	8,257	*
Victor L. Lund	209,120		—	209,120	*
Ellen Ochoa	45,846		—	45,846	*
C. Park Shaper	12,939	(1)	—	12,939	*
Sara M. Tucker	25,331		—	25,331	*
W. Blair Waltrip	1,179,305	(2)	—	1,179,305	*
Marcus A. Watts	70,576	(3)	—	70,576	*
Executive Officers and Directors as a Group (17 persons)	4,173,605		2,287,347	6,460,952	4.4%
*    Less than one percent
(1)C. Park Shaper purchased 5,000 shares of SCI common stock, which are owned directly by Seis Holdings LLC. Mr. Shaper serves as the Chief Executive Officer for, and he and his spouse hold membership interests in, Seis Holdings LLC., Mr. Shaper disclaims beneficial ownership of this common stock except to the extent of his pecuniary interest therein.
(2)Includes 122,384 shares held by W. Blair Waltrip in a trust with an independent trustee, containing a provision under which Mr. Waltrip may elect to become trustee. Includes another 33,744 held by Mr. Waltrip as a beneficiary in a trust with an independent trustee. Also includes 43,333 shares held by other family members or trusts, of which shares Mr. Waltrip disclaims beneficial ownership. Also includes 50,000 shares held by a charitable foundation of which W. Blair Waltrip is President.
(3)Includes 10,971 shares held in family trusts of which Marcus Watts is trustee.
(4)Shares outstanding plus options exercisable as of March 11, 2025 are 146,383,127.

2025 Proxy Statement	65

Other Information

Information About the Meeting and Voting
Q:    WHO IS ENTITLED TO VOTE?
A:    Shareholders of record who held common stock of SCI at the close of business on March 11, 2025 are entitled to vote at the 2025 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 144,095,780 shares of SCI common stock, $1.00 par value (“Common Stock”).
Q:    WHAT ARE SHAREHOLDERS BEING ASKED TO VOTE ON?
A:    Shareholders are being asked to vote on the following items at the Annual Meeting:
1.Election of nominees to the Board of Directors.
2.Ratification of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2025 fiscal year.
3.Consideration of an advisory vote to approve Named Executive Officer compensation.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals listed above.
Q:    HOW DO I VOTE MY SHARES?
A:    You can vote your shares using one of the following methods:
•Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our annual meeting website at www.sciannualmeeting.com and clicking the link to vote.
•Vote by telephone using the toll-free number shown on the proxy or voting instruction card.
•Complete, sign, and return a written proxy card in the pre-stamped envelope provided.
•Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 6, 2025.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.
Q:    WHAT IF I WANT TO VOTE IN PERSON AT THE ANNUAL MEETING?
A:    The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.
Q:    HOW DOES THE BOARD OF DIRECTORS RECOMMEND VOTING?
A:    The Board of Directors recommends voting:
•FOR each of the nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Proposal 1: Election of Directors”.
•FOR ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2025 fiscal year.
•FOR approval, on an advisory basis, of Named Executive Officer compensation.
Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies will be voted for a substitute nominee(s) chosen by the Board or the Board may reduce the size of the Board.
Q:    IF I GIVE MY PROXY, HOW WILL MY SHARES BE VOTED ON OTHER BUSINESS BROUGHT UP AT THE ANNUAL MEETING?
A:    By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.

66	Service Corporation International

Other Information
Q:    CAN I REVOKE MY PROXY ONCE I HAVE GIVEN IT?
A:    Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the annual meeting, revoke your proxy in person, and vote at the meeting itself.
Q:    HOW WILL THE VOTES BE COUNTED?
A:    Each properly executed proxy received in time for the annual meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and (iii) for approval on an advisory basis of Named Executive Officer compensation. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Shareholders do not have the right to cumulate votes in the election of Directors. Abstentions are counted towards the calculation of a quorum. Abstentions will not be counted as votes cast against the election of a Director.
Q:    WHAT IF MY SCI SHARES ARE HELD THROUGH A BANK OR BROKER?
A:    If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2025 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of Directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.
Q:    HOW DOES A SHAREHOLDER OR INTERESTED PARTY COMMUNICATE WITH THE BOARD OF DIRECTORS, COMMITTEES, OR INDIVIDUAL DIRECTORS?
A:    Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group, or any Director by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Office of Corporate Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.
Q:    WHAT IS THE COMPANY’S WEB ADDRESS?
A:    The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.
•Bylaws of SCI
•Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee
•Corporate Governance Guidelines
•Principles of Conduct and Ethics for the Board of Directors
•Code of Conduct and Ethics for Officers and Employees
Q:    HOW CAN I OBTAIN A COPY OF THE ANNUAL REPORT ON FORM 10-K?
A:    A copy of SCI’s 2024 Annual Report on Form 10-K is furnished with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.
Q:    WHY IS IT IMPORTANT TO VOTE VIA THE INTERNET OR TELEPHONE, OR SEND IN MY PROXY CARD SO THAT IT IS RECEIVED ON OR BEFORE MAY 6, 2025?
A:    The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 11, 2025 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.

2025 Proxy Statement	67

Other Information
Proxy Solicitation
We may solicit proxies through the mail, in person, or by telephone, fax, or internet. Certain Officers, Directors, and other employees of the Company may solicit proxies. Directors, Officers, and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign, and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
Submission of Shareholder Proposals
Any proposal to be presented by a shareholder and included in the Company's proxy materials for the Company’s 2026 Annual Meeting of Shareholders, other than nomination of directors, must be received by the Company on or before November 26, 2025. All proposals must comply with Rule 14a-8 under the Exchange Act.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to make a director nomination or bring any other matters to be considered at the Company’s 2026 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 6, 2026 and no later than January 26, 2026. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
To comply with the universal proxy rules, holders of the Common Stock of the Company who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, in addition to satisfying requirements of our Bylaws, no later than March 7, 2026.
However, if an annual meeting occurs thirty days or more before, or sixty days or more after the anticipated annual May shareholder meeting, notice by the shareholder under the two paragraphs immediately preceding, must be so delivered, or mailed and received, no later than the close of business on the 10th day following the day on which the date of such annual meeting was first publicly disclosed.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Form 4 and amendments thereto furnished to the Company during its most recent fiscal year and written representations from reporting persons, the Company believes that all required Form 4 reports for transactions occurring in 2024 were filed timely except for the late filing of one Form 4 for Mr. Victor Lund, a Director of the Company, representing the sale of 8,617 shares that inadvertently occurred on a different date than the date he had authorized the Company's transfer agent to sell.

68	Service Corporation International

Annexes

Annex A: Non-GAAP Financial Measures
We believe the following non-GAAP financial measures provide a consistent basis for comparison between years and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS (Dollars in millions, except diluted EPS)	Twelve Months Ended December 31,
	2024		2023		2022
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$518.6	$3.53	$537.3	$3.53	$565.3	$3.53
Pre-tax reconciling items:
Impacts of divestitures and impairment charges, net	12.5	0.09	(9.8)	(0.06)	(10.0)	(0.06)
Losses on early extinguishment of debt, net	—	—	1.1	—	1.2	0.01
Foreign currency exchange loss	—	—	—	—	1.5	0.01
Certain legal matters (1) (2)	(20.3)	(0.14)	—	—	64.6	0.40
Restructuring charge	11.5	0.08	—	—	—	—
Tax reconciling items:
Tax effect from special items	(0.4)	—	2.3	0.01	(14.0)	(0.09)
Change in uncertain tax reserves and other	(4.0)	(0.03)	(1.6)	(0.01)	(0.7)	—
Earnings excluding special items and diluted earnings per share excluding special items	$517.9	$3.53	$529.3	$3.47	$607.9	$3.80
Diluted weighted average shares outstanding		146.8		152.4		160.1
(1)Estimate of certain legal matters include $64.6 million related to a private litigation matter in Florida and settlement discussions with the California Attorney General. Both matters relate to previously disclosed litigation in Footnote 9. Commitments and Contingencies in Part II, Item 8. Financial Statements and Supplementary Data in our Form 10-Ks.
(2)Corporate general and administrative expenses in 2024 include a reduction of our California legal reserve of $20.3 million as the primary claims period expired.

Adjusted Operating Cash Flow (Dollars in millions)	Twelve Months Ended December 31,
	2024	2023	2022
Net cash provided by operating activities, as reported	$944.9	$869.0	$825.7
Legal settlement payments	29.5	13.3	—
Restructuring charge payments	2.3	—	—
Net cash provided by operating activities excluding special items	$976.7	$882.3	$825.7

2025 Proxy Statement	69

Annexes
Annex B: Peer Comparator Group

AECOM	Insight Enterprises, Inc.	Sonoco Products Company
AGCO Corporation	InterContinental Hotels Group PLC	Southwest Gas Holdings, Inc.
APA Corporation	International Flavors & Fragrances	Southwestern Energy Company
Acuity Brands, Inc.	Iron Mountain Incorporated	Synchrony Financial
Akamai Technologies, Inc.	Jabil Inc.	TD SYNNEX Corporation
Allegion plc	James Hardie Industries plc	Tapestry, Inc.
Allison Transmission Holdings	Jazz Pharmaceuticals plc	Taylor Morrison Home Corporation
Amcor plc	Jones Lang LaSalle Incorporated	Temenos AG
American Airlines Group, Inc.	KBR, Inc.	Texas Roadhouse, Inc.
Apartment Income REIT Corp.	KeyCorp	The J.M. Smucker Company
Aramark	LKQ Corporation	The New York Times Company
AutoNation, Inc.	LPL Financial Holdings Inc.	The Timken Company
Avantor, Inc.	Lamb Weston Holdings, Inc.	Toast, Inc.
Avery Dennison Corporation	Lattice Semiconductor Corporation	Tyler Technologies, Inc.
BOK Financial Corporation	Leidos Holdings, Inc.	United Airlines Holdings, Inc.
BRP Inc.	Lennox International Inc.	V.F. Corporation
Ball Corporation	Lenovo Group Limited	Valvoline Inc.
Bath & Body Works, Inc.	Levi Strauss & Co.	WESCO International, Inc.
Booz Allen Hamilton Holding Corp.	Liberty Global plc	WEX Inc.
Bright Horizons Family Solutions	Littelfuse, Inc.	Warner Music Group Corp.
Brunswick Corporation	Lucid Group, Inc.	Watts Water Technologies, Inc.
Builders FirstSource, Inc.	MKS Instruments, Inc.	WestRock Company
Bunge Limited	MSA Safety Incorporated	Western Alliance Bancorporation
Burlington Stores, Inc.	Magellan Midstream Partners, L.P.	Williams-Sonoma, Inc.
CNA Financial Corporation	Marathon Oil Corporation	Woodward, Inc.
CarMax, Inc.	Mas Tec, Inc.	Wyndham Hotels & Resorts, Inc.
Cboe Global Markets, Inc.	Meritage Homes Corporation	Zillow Group, Inc.
CenterPoint Energy, Inc.	Mohawk Industries, Inc.	Zoom Info Technologies Inc.
ChampionX Corporation	Molina Healthcare, Inc.	ADT Inc.
Chart Industries, Inc.	Morningstar, Inc.	Alaska Air Group, Inc.
Chewy, Inc.	NetApp, Inc.	Alcoa Corporation
Cleveland-Cliffs Inc.	News Corporation	Assurant, Inc.
Commercial Metals Company	Norwegian Cruise Line Holdings Ltd.	CACI International Inc.
Curtiss-Wright Corporation	OGE Energy Corp.	Campbell Soup Company
Domino's Pizza, Inc.	Oshkosh Corporation	DENTSPLY SIRONA Inc.
Dropbox, Inc.	Ovintiv Inc.	Envista Holdings Corporation
Eagle Materials Inc.	Owens Corning	GXO Logistics, Inc.
East West Bancorp, Inc.	PVH Corp.	H&R Block,, Inc.
Endeavor Group Holdings, Inc.	Packaging Corporation of America	Harley-Davidson, Inc.
Essex Property Trust, Inc.	Paramount Global	Henry Schein, Inc.
Expedia Group, Inc.	Perrigo Company plc	Hertz Global Holdings, Inc.
FactSet Research Systems Inc.	Pulte Group, Inc.	Hyatt Hotels Corporation
First American Financial Corporation	Pure Storage, Inc.	International Paper Company
Five Below, Inc.	Qiagen N.V.	NRG Energy, Inc.
Flowserve Corporation	R1 RCM Inc.	Olin Corporation
Fortune Brands Innovations, Inc.	RB Global, Inc.	PTC Inc.
Graco Inc.	RLI Corp.	Polaris Inc.
HF Sinclair Corporation	Ralph Lauren Corporation	Procore Technologies, Inc.
Hexcel Corporation	Reinsurance Group of America Inc.	The Mosaic Company
Hilton Grand Vacations Inc.	RenaissanceRE Holdings Ltd.	TriNet Group, Inc.
Host Hotels & Resorts, Inc.	Roku, Inc.	Univar Solutions Inc.
Huntington Bancshares Incorporated	Ryman Hospitality Properties, Inc.	Voya Financial, Inc.
Huntington Ingalls Industries, Inc.	Schneider National, Inc.	Weatherford International plc
Huntsman Corporation	Sealed Air Corporation	Wintrust Financial Corporation
IDEX Corporation	Service Corporation International
ITT Inc.	Snap Inc.

70	Service Corporation International

SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY
HOUSTON, TX 77019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2025 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2025 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2025 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions..

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

SERVICE CORPORATION INTERNATIONAL
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 6, 2025

The undersigned hereby appoints Thomas L. Ryan, Lori E. Splide, Eric D. Tanzberger, and Sumner J. Waring, III, and each or any of them as attorneys, agents, and proxies of the undersigned with full power of substitution, for and in the name, place, and stead of the undersigned, to attend the Annual Meeting of Shareholders of Service Corporation International (the "Company"), to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019 at 9:00 a.m. Central Time on May 6, 2025, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of Directors, FOR proposal 2, and FOR proposal 3.

   Continued and to be signed on reverse side